UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
_________________________

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Filed by a Party other than the Registrant	☐

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☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

KAMAN CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
_______________________________________________

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Notice of Annual Meeting and
Proxy Statement

Annual Meeting of Shareholders
To be held on April 15, 2020

1332 BLUE HILLS AVENUE
BLOOMFIELD, CONNECTICUT 06002

NEAL J. KEATING
CHAIRMAN OF THE BOARD, PRESIDENT AND
CHIEF EXECUTIVE OFFICER

February 28, 2020

To Our Shareholders:
I would like to extend a personal invitation for you to join us at our Annual Meeting of Shareholders, which will be held on Wednesday, April 15, 2020, at 9:00 a.m., local time, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut. The meeting will be held in the cafeteria located in Building 19 on our Bloomfield campus. Appropriate signage will be in place directing you to the cafeteria the day of the meeting.
At this year’s meeting, you will be asked to (i) elect two directors for a term of one year expiring at the 2021 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; (ii) approve, on an advisory basis, the compensation of our named executive officers; and (iii) ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors. We will also discuss the financial performance of the Company during 2019.
Last year, we were fortunate to have approximately 94% of the Company's outstanding shares represented at the meeting, and we hope to have a similar turnout this year. You can vote your shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear in the Proxy Statement. If you are receiving a hard copy of the proxy materials, you can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided.
Your voice is important to us, and we encourage you to attend the meeting in person. If you are unable to attend, we urge you to vote your shares.
On behalf of our Board of Directors, we thank you for your continued support and we look forward to seeing you at the meeting.
Sincerely,

Neal J. Keating
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
April 15, 2020
The Annual Meeting of Shareholders of Kaman Corporation will be held at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut, on Wednesday, April 15, 2020, at 9:00 a.m., local time, for the following purposes:

1.	To elect two directors for a term of one year;

2.	To conduct an advisory vote to approve the compensation of the Company’s named executive officers;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and

4.	To transact such other business as may properly come before the meeting.
The close of business on February 7, 2020, has been fixed as the record date for determining the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.
In connection with the Annual Meeting, we have prepared a meeting notice, a proxy statement and our annual report to shareholders, all of which provide important information that our shareholders will want to review before the Annual Meeting. On February 28, 2020, we mailed a Notice of Internet Availability of Proxy Materials instructing our shareholders how to access these materials online and how to submit proxies by telephone or the Internet. We use this online access format because it expedites the delivery of materials, reduces printing and postage costs and eliminates bulky paper documents from your files, creating a more efficient process for both shareholders and the Company.
If you receive the Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of these materials unless you specifically request one. The Notice of Internet Availability of Proxy Materials contains instructions on how to obtain a paper copy of the materials. If you receive paper copies of the materials, a proxy card will also be enclosed.
You may vote using the Internet, telephone or mail, or by attending the meeting and voting in person. If you plan to attend in person, you will need to provide proof of share ownership, such as an account or brokerage statement, and a form of personal identification in order to vote your shares.
All shareholders are cordially invited to attend the meeting.

Date:	February 28, 2020	BY ORDER OF THE BOARD OF DIRECTORS

Richard S. Smith, Jr.
Vice President, Deputy General Counsel, and Secretary
____________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 15, 2020: This Notice of Annual Meeting and Proxy Statement and the Company's Annual Report for the year ended December 31, 2019, are available free of charge on our website at www.kaman.com.

TABLE OF CONTENTS

Caption	Page	Caption	Page

Proxy Statement Summary	(i)	Recent Say-on-Pay Voting Results	24
General Information	1	Our Compensation Philosophy and Objectives	25
Information About Voting at the Annual Meeting	1	Our Compensation Program	26
Voting Rights and Outstanding Shares	1	2019 Compensation for our NEOs	27
Submitting Your Proxy	1	Employment and Change in Control Arrangements	36
How to Submit Your Proxy if you are a "Beneficial Owner"	1	Stock Ownership Guidelines	36
How Your Proxy Will be Voted	2	Risk Assessment of Compensation Practices	37
How to Revoke Your Proxy	2	Short Sales, Hedging and Pledging	37
Quorum and Voting Requirements	2	Tax Considerations	37
Broker Non-Votes and Abstentions	2	Context of This Discussion	38
Board Voting Recommendations	2	Compensation Committee Report	38
Voting Results	3	Summary Compensation Table	39
Majority Voting Policy	3	Grants of Plan-Based Awards Table for Fiscal Year 2019	40
Solicitation Costs	3	Outstanding Equity Awards at Fiscal Year 2019 Year-End	41
Householding of Proxies	3	Option Exercises and Stock Vested in Fiscal Year 2019	42
Annual Report	4	Pension Benefits	43
Proposal 1 - Election of Two Directors for One-Year Terms	4	Non-Qualified Deferred Compensation Plan	44
Background	4	Securities Authorized for Issuance under Equity Compensation Plans	45
Board Recommendation	4	Post-Termination Payments and Benefits	45
Required Vote	4	Employment Agreements	45
Information about Nominees and Continuing Directors	5	Change in Control Agreements	47
Information about the Board of Directors and Corporate Governance	8	Equity Incentive Plans	48
Board Leadership Structure	8	Annual Cash Incentive Plans	48
Board Meetings and Committees	8	Coordination of Benefits	48
Annual Board and Committee Evaluations	11	Villani Retirement Agreement	48
Director Nominees	11	Assumptions Relating to Post-Termination Benefit Table	49
The Board's Role in Oversight of the Company's Risk Management Process	12	Coordination with Other Tables	49
Board and Committee Independence Requirements	13	Post-Termination Benefits Table	50
Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees	13	Pay Ratio Disclosure	52
Succession Planning	14	Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation	53
Shareholder Engagement	15	Proposal 3 - Ratification of Appointment of PwC	54
Environmental, Social and Governance Matters	15	Background	54
Communicating with our Board	16	Board Recommendation	54
Other Information about the Board's Structure and Composition	16	Required Vote	54
2019 Director Compensation	17	Principal Accounting Fees and Services	55
Code of Business Conduct and Other Governance Documents Available on the Company's Website	18	Audit Committee Preapproval Policy	55
Director Education	19	Audit Committee Report	56
Related Party Transactions	19	Shareholder Proposals for 2021 Annual Meeting	57
Security Ownership of Certain Beneficial Owners and Management	20	Annex I – Data Used by Compensation Consultant	I-1
Stock Ownership of Directors and Executive Officers	20
Beneficial Owners of More Than 5% of Common Stock	21
Compensation Discussion and Analysis	22
Introduction	22
2019 Compensation Initiatives	22
Kaman's Compensation and Benefits Best Practices	24

PROXY STATEMENT SUMMARY
Date, Time and Place of Annual Meeting
The Annual Meeting is being held at 9:00 a.m., local time, on Wednesday, April 15, 2020, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut. The meeting will be held in the cafeteria located in Building 19 on our Bloomfield campus. Appropriate signage will be in place directing you to the cafeteria the day of the meeting.
Availability of Proxy Materials
Your proxy is being solicited for use at the Annual Meeting on behalf of the Board of Directors of the Company. On February 28, 2020, we mailed a Notice of Internet Availability of Proxy Materials to all shareholders of record as of February 7, 2020, the record date for the Meeting, advising that they could view all of the proxy materials online at www.envisionreports.com/KAMN, or request a paper copy of the proxy materials free of charge. You may request a paper or email copy of the materials using any of the following methods:

:	By Internet: Go to www.envisionreports.com/KAMN. Click "Cast Your Vote or Request Materials" and follow the instructions to log in and order a paper copy of the Meeting materials.
(	By Phone: Call 1-866-641-4276 toll-free and follow the instructions to log in and order a paper copy of the Meeting materials.
*
By Email:  Send an email to investorvote@computershare.com with "Proxy Materials Kaman Corporation" in the subject line. Include in the message your full name and address, and state that you want a paper copy of the Meeting materials.

All requests must include the control number set forth in the shaded area of the Notice of Internet Availability of Proxy Materials. To facilitate timely delivery, all requests must be received by April 5, 2020.
Eligibility to Vote
You can vote if you held shares of the Company’s Common Stock as of the close of business on February 7, 2020. Each share of Common Stock is entitled to one vote. As of February 7, 2020, there were 27,832,258 shares of Common Stock outstanding and eligible to vote.
How to Vote
You may vote by using any of the following methods:

:	By Internet: Go to www.envisionreports.com/KAMN. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you go to the website.
(	By Phone: Call 1-800-652-VOTE (8683) toll-free. Have your proxy card in hand when you call and then follow the instructions.
+	By Mail: If you requested a paper copy of the proxy materials, complete, sign and return your proxy card in the prepaid envelope.
ó	In Person: Attend the Annual Meeting and vote in person.
Revocation of Proxy
You may revoke your proxy at any time prior to its being counted at the Annual Meeting by:

✓	casting a new vote using the Internet or by telephone;

✓	giving written notice to the Company’s Corporate Secretary or submitting a written proxy bearing a later date prior to the beginning of the Annual Meeting; or

✓	attending the Annual Meeting and voting in person.

(i)

Meeting Agenda and Voting Recommendations

Proposal	Matter	Board Recommendation	Page Reference
1.	Election of Two Directors for One-Year Terms	"FOR" EACH NOMINEE	4
2.	Advisory Vote to Approve Named Executive Officer Compensation	"FOR"	53
3.	Ratification of Appointment of PwC	"FOR"	54
Our Board of Directors

						Committee Memberships
Name	Age	Director Since	Occupation	Independent	Other Public Company Boards	A	CG	F	C
Directors Whose Terms Expire in 2020:
Brian E. Barents†	76	1996	Former Executive Chairman and CEO of Aerion Corporation and Former President and CEO Galaxy Aerospace Co. and Learjet	Yes	0	M			M
George E. Minnich	70	2009	Former Senior Vice President and CFO ITT Corporation	Yes	2	M			M
Thomas W. Rabaut	71	2008	Operating Executive The Carlyle Group	Yes	1	M		M
Class I Directors Whose Terms Expire in 2021:
E. Reeves Callaway III	72	1995	President & CEO The Callaway Companies	Yes	0			M	M
Karen M. Garrison	71	2006	Former President Pitney Bowes Business Services	Yes	1		C	M
A. William Higgins	61	2009	President & CEO Albany International Corporation	Yes	1		M	C
Class II Directors Whose Terms Expire in 2022:
Neal J. Keating	64	2007	Chairman, President & CEO Kaman Corporation	No	1
Scott E. Kuechle	60	2013	Former Chief Financial Officer Goodrich Corporation	Yes	0	C	M
Jennifer M. Pollino	55	2015	Executive Coach and Consultant & Former EVP, HR and Communications, Goodrich Corporation	Yes	1		M		C
A = Audit Committee; CG = Corporate Governance Committee; F = Finance Committee; C = Compensation Committee. M = Member; C = Chair.
† Not standing for reelection at the Annual Meeting in accordance with the Company's mandatory retirement policy for directors.

(ii)

Corporate Governance Practices
As part of Kaman's commitment to high ethical standards, our Board follows sound governance practices, including the following:

Corporate Governance Practices
✓	Annual election of directors phasing in commencing with 2020 Annual Meeting	✓	The Board regularly assesses its performance through annual Board and committee self-evaluations
✓	Proxy access bylaw provisions allowing eligible long-term shareholders holding 3% or more of our outstanding shares to include nominations for directors in the Company’s proxy statement	✓	All directors attended at least 75% of 2019 meetings of the Board and the committees on which they served
✓	Majority voting for the election of directors, coupled with a robust director resignation policy	✓	Comprehensive Code of Conduct and Corporate Governance Principles
✓	Director mandatory retirement policy	✓	Stock ownership guidelines for directors and executive officers
✓	No shareholder rights plan or "poison pill"	✓	Policy prohibiting hedging, pledging and short selling of our stock
✓	All but one of the directors are independent; and all committees consist solely of independent directors	✓	Compensation "clawback" provisions in CEO/CFO employment agreements
✓	Lead Independent Director	✓	Strong pay-for-performance philosophy
✓	Regular executive sessions of independent directors	✓	Board participation in executive succession planning
2019 Compensation Initiatives and Highlights
Set forth below is a brief description of some of the most significant actions or events taken by the Compensation Committee during 2019 or otherwise affecting the determination of the 2019 compensation of our executive officers included in the Summary Compensation Table herein (our "Named Executive Officers" or "NEOs") and other members of our senior leadership team:

Listened to Shareholders' 2019 Say-on-Pay Vote
We discussed the results of the voting at the 2019 Annual Meeting with respect to the annual say-on-pay vote and considered the compensation-related aspects of the proxy advisory reports issued by Institutional Shareholder Services ("ISS") and Glass Lewis.

Oversaw Compliance with CEO Pay Ratio Rules	We oversaw the Company’s compliance with the CEO pay ratio rules, and we considered the Company’s resulting 2019 CEO pay ratio.
Approved Compensatory Matters Relating to the Sale of our Distribution business
We considered and approved a number of compensatory matters relating to the sale of our Distribution business and we commenced an ongoing assessment of our executive compensation program in light of the sale.

Worked to Preserve the Deductibility of Grandfathered Compensation Arrangements
We assessed the eligibility of certain long-term performance awards granted prior to November 2, 2017, for "grandfathered" status under the Tax Cuts and Jobs Act of 2017, and worked with outside counsel to preserve, to the extent legally practicable, the deductibility of the awards.

Reassessed the Adequacy of the Company's Hedging Practices and Policies	We reviewed and reassessed the adequacy of the Company's hedging practices and policies and reaffirmed the prohibition on hedging set forth in the Company's Insider Trading Policy.
Continued the Increased Emphasis on TSR
We continued the increased emphasis of total shareholder return ("TSR") in the financial metrics relating to the long-term performance awards granted to our executive officers, including our Named Executive Officers.

Continued to Incorporate Sub-Limits on LTIP Award Payouts
We continued to incorporate an additional sub-limit of 150% on the payouts that may be made in respect of any particular performance measure if the Company's adjusted performance for such measure is less than zero.

Continued to Defer Base Salary Adjustments	We continued the practice of deferring the annual base salary adjustments for our senior executives from January 1 to July 1.

(iii)

Key Governance Features of Our Executive Compensation Program
The following summary of specific features of our executive compensation program highlights our commitment to executive compensation practices that align the interests of our executives and shareholders:

What We Do:		What We Don't Do:
✓	Independent Compensation Consultant – The Compensation Committee retains its own independent compensation consultant.	✗	No Excessive Perquisites – We provide minimal perquisites to our NEOs.
✓	Pay for Performance – A significant portion of the compensation paid to our NEOs is in the form of at-risk variable compensation.	✗	No Hedging – Directors and executive officers are prohibited from engaging in hedging activities with respect to their shares of Company stock.
✓	Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.	✗	No Pledging – Directors and executive officers are prohibited from pledging their shares of Company stock.
✓	"Clawback" Provisions – Our CEO/CFO employment agreements provide for the recovery of compensation in the event of a mandatory restatement.	✗	No Excise Tax Gross-ups – The employment and change in control agreements with our NEOs do not include any excise tax gross-up provisions.
✓	Award Caps – All of our variable compensation plans have caps on plan formulas.	✗	No Re-Pricing of Underwater Stock Options – Our equity plans prohibit the re-pricing of underwater stock options.
✓	"Double Trigger" Vesting – All change in control agreements with our NEOs contain "double trigger" vesting provisions.	✗	Limited Use of Time-Vested Restricted Stock – NEOs generally do not receive time-vested restricted stock.
✓	Independent Committees – The Compensation Committee, like all of our Board committees, is comprised solely of independent Directors.	✗	No Further Accrual of Defined Benefit Pensions – We ceased further accrual of benefits under our qualified defined benefit pension plan and our supplemental employees' retirement plan.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. EVEN IF YOU CANNOT ATTEND, PLEASE VOTE YOUR SHARES.

(iv)

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
KAMAN CORPORATION

__________

APRIL 15, 2020
__________

GENERAL INFORMATION
The Board of Directors (the "Board" or "board") of Kaman Corporation (the "Company" or "company") is soliciting proxies for use in connection with our annual meeting of shareholders (the "Meeting" or "Annual Meeting") to be held on Wednesday, April 15, 2020 (or at any adjournments or postponements thereof), at the time, place and for the purposes described in the accompanying Notice of Annual Meeting of Shareholders, dated February 28, 2020. We will conduct business at the Meeting only if shares representing a majority of all outstanding shares of Common Stock entitled to vote are either present in person or represented by proxy at the Meeting. We believe that the only matters to be brought before the Meeting are those referenced in this Proxy Statement. If any other matters are presented, the persons named as proxies may vote your shares in their discretion.
On February 28, 2020, we mailed a Notice of Internet Availability of Proxy Materials instructing our shareholders how to access this Proxy Statement and our Annual Report to Shareholders, and these materials were mailed to all shareholders who had previously requested paper copies. As of this date, all shareholders of record and all beneficial owners of shares of Common Stock had the ability to access the proxy materials relating to the Annual Meeting at a website referenced in the Notice of Internet Availability of Proxy Materials (www.edocumentview.com/KAMN). A shareholder will not receive a printed copy of these proxy materials unless the shareholder requests it by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials explains how a shareholder may access and review the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also explains how a shareholder may submit a proxy via telephone or the Internet. Our proxy materials, whether in paper or electronic form, are available to all shareholders free of charge.
INFORMATION ABOUT VOTING AT THE ANNUAL MEETING
Voting Rights and Outstanding Shares
Only holders of record of the Company’s Common Stock at the close of business on February 7, 2020 (the "record date"), are entitled to notice of and to vote at the Annual Meeting. As of February 7, 2020, the Company had 27,832,258 shares of Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the Meeting. All votes will be counted by the Company’s transfer agent, Computershare Inc., who will be appointed as inspector of election for the Annual Meeting and who will separately tabulate the votes cast at the meeting, as well as the number of broker non-votes and abstentions.
Submitting Your Proxy
Before the Annual Meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions contained in the Notice of Internet Availability of Proxy Materials. You can do this by (i) using the Internet (www.envisionreports.com/KAMN), (ii) calling the toll-free telephone number (1-800-652-VOTE (8683)) or (iii) if you have a printed copy of our proxy materials, by completing, signing and dating the proxy card where indicated and mailing or otherwise returning the card to us prior to the beginning of the Annual Meeting. Voting using the Internet or telephone will be available until 1:00 a.m., Eastern Daylight Time, on Wednesday, April 15, 2020.
How to Submit Your Proxy if you are a "Beneficial Owner"
If your shares of Common Stock are held in the name of a bank or broker, you should follow the instructions on the form you receive from that firm. The availability of Internet or telephone voting will depend on that firm’s voting processes. If you choose not to vote by Internet or telephone, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. If you do not provide instructions to the bank or broker, that firm will only be able to vote your shares with respect to "routine" matters. Under current broker voting regulations, the only routine matter to be voted upon at the Annual Meeting and the only matter for which brokers will have the discretion to vote is Proposal 3 (Ratification of Appointment of PwC). Your broker must have proper instructions from you in order to vote with respect to Proposal 1 (election of directors) and Proposal 2 (approval of executive compensation). Without proper instructions from you, the broker will not have the power to vote on those two proposals and this will be considered a "broker non-vote" for each such proposal. We recommend that you contact your broker to assure your shares are properly voted.
How Your Proxy will be Voted
All properly submitted proxies received prior to the Annual Meeting will be voted in accordance with their terms. If a proxy is returned signed, but without instructions for voting, the shares of Common Stock it represents will be voted as recommended by the Board of Directors. If a proxy is returned improperly marked, the Common Stock it represents will be counted as present for purposes of determining a quorum but will be treated as an abstention for voting purposes. Unsigned proxies will not be counted for any purpose.
How to Revoke Your Proxy
Whichever voting method you choose, a properly submitted proxy may be revoked at any time before it is counted at the Annual Meeting. You may revoke your previously submitted proxy by (i) timely casting a new vote using the Internet or by telephone; (ii) giving written notice to the Company’s Corporate Secretary or submitting a written proxy bearing a later date prior to the beginning of the Annual Meeting; or (iii) attending the Annual Meeting and voting in person. If you submit a later dated proxy, it will have the effect of revoking any proxy that you submitted previously and will constitute a revocation of all previously granted authority to vote for every proposal included on any previously submitted proxy. If you plan to revoke a proxy for shares of Common Stock that are held in the name of a bank or broker, please be sure to contact your bank or broker to ensure that your revocation has been properly processed, or if you plan to revoke a proxy for such shares by voting in person at the Annual Meeting, be sure to bring personal identification and a statement from your bank or broker that shows your ownership of such shares.
Attendance at the Annual Meeting will not by itself revoke a proxy. Written revocations or later-dated proxies should be hand-delivered to the Corporate Secretary at the Annual Meeting or sent to Kaman Corporation, Corporate Headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, Attention: Corporate Secretary. In order to be effective, all written revocations or later-dated proxies must be received before the voting is conducted at the Annual Meeting.
Quorum and Voting Requirements
Under Connecticut law, our shareholders may take action on a matter at the Annual Meeting only if a quorum exists with respect to that matter. With respect to each proposal, a majority of the votes entitled to be cast on the matter will constitute a quorum for action on that matter. For this purpose, only shares of Common Stock held as of the record date by those present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the Company as provided herein will be considered to be represented at the Annual Meeting.
Assuming the presence of a quorum, directors will be elected (Proposal 1) only if the number of votes cast "FOR" each director nominee exceeds the number of votes cast "AGAINST" such director nominee, and each of the other proposals (Proposals 2 and 3) will be approved only if the number of votes cast "FOR" each such other proposal exceeds the number of votes cast "AGAINST" that proposal. Our Board has adopted a majority voting policy, described in more detail below, that would apply in the event that one or more director nominees who are standing for reelection do not receive the favorable vote of a majority of the votes cast. See "Majority Voting Policy."
Broker Non-Votes and Abstentions
All shares of Common Stock represented at the Annual Meeting will be counted for quorum purposes, including broker non-votes and abstentions. However, broker non-votes and proxies marked to abstain from voting with respect to any item to be voted upon at the Annual Meeting (including the election of any particular director nominee) are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the item and, therefore, will have no effect on the outcome of the voting with regard to the election of directors or the approval of any proposal requiring that the number of votes cast "FOR" such proposal exceeds the number of votes cast "AGAINST" that proposal.
Board Voting Recommendations
The Board of Directors recommends that shareholders vote "FOR" the election of all director nominees, "FOR" Proposal 2 (Advisory Vote to Approve Executive Compensation), and "FOR" Proposal 3 (Ratification of Appointment of PwC). The Board does not know of any matters to be presented for consideration at the Meeting other than the matters described in those Proposals and the Notice of Annual Meeting of Shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.

Voting Results
We will file a Current Report on Form 8-K containing the final voting results with the Securities and Exchange Commission (the "SEC") within four business days of the Annual Meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.
Majority Voting Policy
The Board has adopted a majority voting policy (set forth in the Company's Corporate Governance Principles which are available at http://www.kaman.com by clicking on the "Governance" link) that addresses certain circumstances when a director nominee does not receive a majority of the votes cast with respect to that director’s re-election. Briefly, in an uncontested election for directors (one in which the number of nominees does not exceed the number of directors to be elected) at a properly called and held meeting of shareholders, any director nominee running for re-election who does not receive a majority of the votes cast shall promptly tender his or her resignation once the shareholder vote has been certified by the Company’s tabulation agent. A "majority of the votes cast" means that the number of shares voted "FOR" a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election. For this purpose, "votes cast" include votes “FOR” and “AGAINST”, but  exclude abstentions and broker non-votes with respect to that director’s election.
The Corporate Governance Committee will thereafter recommend to the Board whether to accept or reject that resignation and, depending on the recommendation, whether or not a resulting vacancy should be filled. The Board will then act, taking into account the committee’s recommendation. The Board will publicly disclose its decision and the rationale therefor in a press release to be disseminated in the customary manner, together with the filing of a Current Report on Form 8-K with the SEC. This process shall be completed within ninety (90) days after the shareholder vote certification. A director who has tendered his or her resignation shall not participate in the Corporate Governance Committee’s determination process and/or the Board’s action regarding the matter.
In determining whether or not to accept a director’s resignation for failure to secure a majority of the votes cast, the Corporate Governance Committee and the Board will consider the matter in light of the best interests of the Company and its shareholders and may consider any information they believe is relevant and appropriate, including the following:

•	the director’s qualifications in light of the overall composition of the Board;

•	the director’s past and anticipated future contributions to the Board;

•	the stated reasons, if any, for the "AGAINST" votes and the underlying cause for the "AGAINST" votes if it otherwise can be addressed; and

•
the potential adverse consequences of accepting the resignation, including the failure to comply with any applicable rule or regulation (including applicable stock exchange rules or federal securities laws) or triggering of defaults or other adverse consequences under material contracts or the acceleration of change in control provisions and other rights in employment agreements, if applicable.

If the Board accepts the resignation, it may, in its sole discretion, (a) fill the resulting vacancy with any other qualified person, or (b) reduce the number of directors constituting the full Board to equal the number of remaining directors. If the Board elects to fill the resulting vacancy on the Board, the term of the director so elected shall expire at the next annual meeting of shareholders at which directors are to be elected.
If the Board does not accept the resignation, the director will continue to serve until the annual meeting for the year in which such director’s term expires and until such director’s successor shall be duly elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
Solicitation Costs
The Company pays the cost of preparing, printing and mailing proxy material, as well as the cost of any required solicitation of proxies. The solicitation will be made by mail and Internet and may also include participation of the Company’s officers and employees personally or by telephone, facsimile or Internet, without additional compensation. The Company has engaged Georgeson Inc. to assist with the solicitation of proxies and expects to pay approximately $8,500 for these services, plus expenses. The Company may also be required to reimburse brokers, dealers, banks, voting trustees or their nominees for reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners.
Householding of Proxies
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If, at any time, (i) you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials in the future or (ii) you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our proxy materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Corporate Secretary, Kaman Corporation, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, or calling 860-243-6319. We undertake to deliver promptly upon written or oral request at the preceding address or phone number a separate copy of the proxy materials to any shareholder at a shared address to which a single copy of the proxy materials was delivered.
Annual Report
Upon a shareholder’s written request, the Company will provide, free of charge, a copy of its Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K with financial statements and financial statement schedules for the year ended December 31, 2019.

PROPOSAL 1
ELECTION OF TWO DIRECTORS FOR ONE-YEAR TERMS

Background
In accordance with the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws"), each director elected prior to the annual meeting of shareholders held in 2020 holds office until the annual meeting to be held in the third year following the year of his or her respective election and until his or her successor shall be elected and shall qualify, unless he or she dies, resigns, retires or is removed from office. Each director elected at each annual meeting of shareholders commencing with the 2020 Annual Meeting holds office for a term of one year, expiring at the next annual meeting of shareholders and until his or her respective successor is duly elected and qualified. Each director also holds office subject to the Company’s majority voting policy, which is described on page 3. The following two individuals, each of whom is currently a director and whose term expires at the Annual Meeting, are nominated for election at the Annual Meeting for one-year terms that will expire at the annual meeting to be held in 2021: George E. Minnich and Thomas W. Rabaut.
Brian E. Barents, a current director whose term of office expires at the Annual Meeting, is not standing for re-election in accordance with the Company's mandatory retirement policy for directors, which is discussed more fully below. See "Mandatory Retirement." During his twenty-four year tenure on the Board, Mr. Barents served the Company and its shareholders faithfully and with distinction, and the Board wishes to express its gratitude to Mr. Barents for his dedicated leadership, wise counsel and many important and lasting contributions to the Company.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" all nominees.
Required Vote
In an uncontested election, directors are elected by the affirmative vote of a majority of the "votes cast" with respect to each such director nominee. "Votes cast" include votes "FOR" and "AGAINST" a nominee but exclude broker non-votes and abstentions, which, therefore, do not affect the outcome of the voting. Our Board has supplemented the voting requirement with a majority voting policy which is described in more detail above. See "INFORMATION ABOUT VOTING AT THE ANNUAL MEETING – Majority Voting Policy."

Information About Nominees and Continuing Directors
Set forth below is information about each of the two director nominees, as well as the six other directors whose terms continue after the Annual Meeting, including the name, age, and professional experience during the last five years of each individual and the qualifications, attributes and skills the Board believes qualify each individual for service on the Board. None of the organizations listed as business affiliates of the directors is an affiliate of the Company.
Director Nominees for Election at the 2020 Annual Meeting

George E. Minnich

Mr. Minnich, 70, has been a director since 2009. He served as Senior Vice President and Chief Financial Officer of ITT Corporation, then a $9 billion commercial and defense conglomerate, from 2005 until his retirement in 2007. Prior to that, he served for 12 years in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator Company and of Carrier Corporation. As a Certified Public Accountant, he also held various increasingly senior positions with PricewaterhouseCoopers (then Price Waterhouse) from 1971 to 1993, culminating in Audit Partner from 1984 to 1993. He also serves as a director of AGCO Corporation, a manufacturer and distributor of agricultural equipment, and Belden Inc., a manufacturer of high-speed electronic cables, connectivity and networking products. Mr. Minnich earned a Bachelor of Science degree in Accounting from Albright College. He provides the Board with extensive financial and accounting experience gained over a career spanning more than thirty-five years. This experience was important to the Board in connection with his initial election as a means to provide additional depth of capability to the Board's Audit Committee. Mr. Minnich’s senior-level operational background also provides the Board with additional perspectives regarding the aerospace industry, defense contracting, international sales and acquisitions.

Thomas W. Rabaut

Mr. Rabaut, 71, has been a director since 2008. He currently serves as an Operating Executive with The Carlyle Group, a global private equity firm, with which he has been affiliated since January 2007. From June 2005 to January 2007, he was President of the Land & Armaments Operating Group of BAE Systems, a global leader in the design, development and production of military systems. From January 1994 to June 2005, he served as the President and Chief Executive Officer of United Defense Industries, Inc., which was acquired by BAE Systems in 2005. Mr. Rabaut is a graduate of the U.S. Military Academy and he served five years in the United States Army. He is currently Vice Chairman of the Association of the United States Army (AUSA), and he also serves as a director of Allison Transmission Holdings, Inc., a manufacturer of fully-automatic transmissions for medium-and heavy-duty commercial vehicles, medium- and heavy-tactical U.S. military vehicles and hybrid-propulsion systems for transit buses (where he serves as Lead Director), and a number of other privately held companies. He previously served as a director of Cytec Industries, Inc., a supplier of advanced composite products. The Board believes that these positions demonstrate an extensive history of senior executive leadership positions in the defense and aerospace industries. His professional and Board experience provide the Board with additional perspectives about the aerospace industry, defense markets, international markets, and acquisitions from both commercial and defense-related standpoints, as well as market and sales trends.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE

Class I Directors Whose Terms Expire in 2021

E. Reeves Callaway III

Mr. Callaway, 72, has been a director since 1995. He is the founder, President, Chief Executive Officer and a director of The Callaway Companies, an engineering services firm in the high technology composites industry that has presence in the United States and Europe. Mr. Callaway provides the Board with senior executive insight into the conduct of the composites business, global operations and marketing and sales trends. As a sitting CEO, Mr. Callaway provides the Board with important insights and perspectives as an executive leading another company.

Karen M. Garrison

Ms. Garrison, 71, has been a director since 2006, and she currently serves as the Board's Lead Independent Director. She is the retired President of Pitney Bowes Business Services, having served in that position from 1999 until her retirement in 2004. In her 27 years with Pitney Bowes and its subsidiary, the Dictaphone Corporation, Ms. Garrison held a series of positions with increasing responsibilities, including Vice President of Operations, and Vice President of Finance and Chief Financial Officer. She also serves as a director of SP Plus Corporation (formerly, Standard Parking Corporation), a national provider of parking facility management services (where she serves as non-executive Chairman of the Board), and she previously served as a director of Tenet Healthcare Corporation, one of the largest investor-owned health care delivery systems in the nation, and North Fork Bank, a regional bank holding company that was acquired by Capital One Financial Corporation in 2006. The Board believes these positions demonstrate an extensive history of senior executive and oversight roles which provide operational insight, particularly with regard to acquisitions, human resources, information technologies, government contracting and distribution. The Board also values Ms. Garrison's extensive experience in finance and accounting, from her Bachelor of Science degree in Accounting from Rollins College and Master of Business Administration from Florida Institute of Technology to progressively senior roles as Controller, Worldwide Controller, Vice President - Finance and Chief Financial Officer over a ten-year period during her tenure at Pitney Bowes and its subsidiary, Dictaphone Corporation.

A. William Higgins

Mr. Higgins, 61, has been a director since 2009. He has been the President and Chief Executive Officer of Albany International Corp., a global advanced textiles and materials processing company, since January 2020, serving on its board of directors since 2016 and as chairman of its board of directors from February 2019 until January 2020. He is the former Chairman, CEO and President of CIRCOR International, Inc., a global diversified manufacturing company, having served in those positions from March 2008 until his retirement in December 2012. He had previously served as the Chief Operating Officer and an Executive Vice President of CIRCOR. Prior to joining CIRCOR in 2005, he spent thirteen years in a variety of senior management positions with Honeywell International and Allied Signal. He also previously served as a director of Bristow Group Inc, a leading provider of industrial aviation services. Bristow Group Inc. filed for bankruptcy protection in May 2019, successfully emerging from bankruptcy in October 2019. Leslie Controls, Inc., a wholly owned subsidiary of CIRCOR and an entity for which Mr. Higgins served as a director and Vice President, filed for bankruptcy protection in July 2010 in order to eliminate certain asbestos litigation liabilities. The subsidiary successfully emerged from bankruptcy the following year. Mr. Higgins’ professional background provides the Board with additional perspective on talent development, international operations and global strategic development, lean manufacturing and continuous improvement processes, the defense industry, acquisitions, and the aerospace market. In addition, his experience at Honeywell International and Allied Signal provide him with a strong background in the aerospace industry.

Class II Directors Whose Terms Expire in 2022

Neal J. Keating

Mr. Keating, 64, has been a director since September 2007, when he was appointed President and Chief Operating Officer of the Company. In January 2008, he was appointed Chief Executive Officer and, in March 2008, he was appointed to the additional position of Chairman. Prior to joining the Company, Mr. Keating served as Chief Operating Officer at Hughes Supply, then a $5.4 billion wholesale distributor that was acquired by Home Depot in 2006. Prior to that, he held senior positions at GKN Aerospace, an aerospace subsidiary of GKN, plc, and Rockwell Collins, Commercial Systems, and was a board member for GKN, plc and AgustaWestland. He is also a director of Hubbell Incorporated, an international manufacturer of electrical and electronic products. The Board believes that these positions demonstrate an extensive history of senior executive leadership and Board participation in the Company's business, with an emphasis on international operations and acquisitions. The Board also believes that Mr. Keating's combined role of CEO and Chairman provides the Company's shareholders with the benefits of Board leadership by an executive with an extensive professional background, as well as day-to-day knowledge of the Company's businesses and markets, strategic plan execution, and future needs.

Scott E. Kuechle

Mr. Kuechle, 60, has been a director since 2013. He is a former Chief Financial Officer of Goodrich Corporation, a worldwide supplier of aerospace components, systems and services to the commercial and general aviation airplane market that was acquired by United Technologies Corporation in 2012. Mr. Kuechle served as CFO of Goodrich from August 2005 until his retirement in July 2012. He had previously served as Vice President and Controller from 2004-2005 and Vice President and Treasurer from 1998-2004 and in various other financial leadership roles during his 29-year tenure with Goodrich. He also previously served as a director of Esterline Corporation, a specialty manufacturer serving the global aerospace and defense markets, and Wesco Aircraft Holdings, Inc., a provider of comprehensive supply chain management services to the global aerospace industry. Mr. Kuechle's extensive background and experience within the aerospace and defense industry, coupled with his financial expertise and past experience as a Chief Financial Officer, provide the Board with a powerful skill-set upon which to draw as the Company continues to execute on its strategic plan. This type of expertise and experience was particularly important to the Board as a means of providing additional depth of capability to the Audit Committee, to which he was appointed upon his election to the Board. Mr. Kuechle’s background also provides the Board with additional perspective on international operations, financial management, acquisitions, and other finance-related matters.

Jennifer M. Pollino

Ms. Pollino, 55, has been a director since 2015. She currently serves as an executive coach and consultant with JMPollino LLC, a leadership development, talent management and succession planning firm she founded upon her retirement from Goodrich Corporation in July 2012. She previously served as Executive Vice President, Human Resources and Communications, at Goodrich from February 2005 until July 2012, when Goodrich was acquired by United Technologies Corporation. Prior to that, she served as President and General Manager of the Aircraft Wheels & Brakes Division of Goodrich from September 2002 to February 2005, as President and General Manager of the Turbomachinery Products Division of Goodrich from December 2001 to August 2002, and in various other positions of increasing responsibility during her 20-year tenure with Goodrich. She also serves as a director of Crane Co., a diversified manufacturer of highly engineered industrial products, and she previously served as a director of Wesco Aircraft Holdings, Inc., a provider of comprehensive supply chain management services to the global aerospace industry. The Board believes these positions demonstrate an extensive history of senior executive and oversight roles which provide operational insight, particularly with regard to human resources, government contracting and distribution. The Board also values her prior experience in finance and accounting gained as Vice President-Finance and Controller of two other Goodrich divisions, the Controller of a savings and loan association, a field accounting officer with the Resolution Trust Corporation, and a Certified Public Accountant.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
The Board is elected by our shareholders to oversee their interests as owners of the Company. The Board is the ultimate decision-making authority for the Company, except for those matters that are reserved for, or shared with, our shareholders. The Board appoints and oversees the Company’s senior management, which is responsible for conducting the Company’s day-to-day business operations.
Board Leadership Structure
Our Bylaws and Corporate Governance Principles provide the Board with the flexibility to select and revise its leadership structure on the basis of the best interests of the Company and its shareholders at any given point in time. The Board evaluates this structure in connection with the annual appointments to the positions of Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO"). The Board believes that it is currently in the best interests of the Company and its shareholders to combine the Chairman and CEO roles and to appoint a Lead Independent Director annually. In this way, the Company’s shareholders have the benefit of Board leadership by Mr. Keating, an executive with extensive day-to-day knowledge of the Company’s operations, strategic plan execution and future needs, as well as a Lead Independent Director who provides Board member leadership. In arriving at its determination, the Board has also considered the fact that the Board consists entirely of independent directors (other than Mr. Keating), all having diverse professional and other Board experience.
The current Lead Independent Director is Karen M. Garrison. The Lead Independent Director position has existed since 2002. The roles and responsibilities of the Lead Independent Director currently include the following:

•	membership on the Corporate Governance Committee;

•	chair of the Board’s executive sessions and of Board meetings at which the Chairman is not in attendance;

•	review and approval of all Board and committee meeting agendas;

•
liaison between the Chairman and the independent directors, which includes facilitating communications and assisting in the resolution of conflicts, if any, between the independent directors and the Company’s management;

•	providing counsel to the Chairman and CEO, including provision of appropriate feedback regarding effectiveness of Board meetings, and otherwise as needed or requested; and

•	such other responsibilities as the Board delegates.
In performing these responsibilities, the Lead Independent Director is expected to consult with the chairpersons of the Board committees, as appropriate, and solicit their participation in order to avoid the appearance of diluting the authority or responsibility of the Board committees and their chairpersons.
Board Meetings and Committees
The Board met 10 times in 2019 and its committees met a total of 26 times. Each director attended 75% or more of the aggregate of all meetings of the Board and committees on which he or she served during 2019. The Company's Corporate Governance Principles provide that directors are strongly encouraged to attend each annual meeting of shareholders, and all directors then in office attended the 2019 Annual Meeting, except for Ms. Pollino who was traveling outside of the country on that date. All current directors whose terms extend beyond the Annual Meeting are expected to attend the 2020 Annual Meeting.
The Board maintains the following standing committees: Corporate Governance, Audit, Compensation, and Finance. Each committee has a charter that has been approved by the Board. The complete text of each committee charter is available on the Company’s website located at www.kaman.com by clicking on the "Governance" link followed by the "Documents & Downloads" link. Each committee and the Board periodically, but not less than annually, review and revise the committee charters, as appropriate.

The following table describes the current members of each committee and the number of meetings held during 2019. Unless otherwise noted, each director served on the committees noted for the entire year.

Board Member	Audit Committee(3)	Corporate Governance Committee(3)	Finance Committee(3)	Compensation Committee(3)
Brian E. Barents	X	—	—	X
E. Reeves Callaway III	—	—	X	X
Karen M. Garrison(1)	—	Chair	X	—
A. William Higgins	—	X	Chair	—
Neal J. Keating(2)	—	—	—	—
Scott E. Kuechle	Chair	X	—	—
George E. Minnich	X	—	—	X
Jennifer M. Pollino	—	X	—	Chair
Thomas W. Rabaut	X	—	X	—
Number of Meetings	8	6	6	6

(1)	Lead Independent Director.

(2)	Not an independent director.

(3)
All appointments shown in the table became effective as of April 17, 2019, but did not reflect any change from the prior year, except that effective as of such date: (a) Ms. Pollino was appointed Chair of the Compensation Committee and a member of the Corporate Governance Committee and removed as a member of the Audit Committee, and (b) Mr. Barents was appointed a member of the Audit Committee and removed as a member of the Finance Committee.

Corporate Governance Committee
Under its charter, the Corporate Governance Committee consists of the chairpersons of the standing committees and the Lead Independent Director, if the Lead Independent Director is not already a committee chairperson. The committee assists the Board in fulfilling its corporate governance responsibilities and serves as the Board’s nominating committee. These corporate governance responsibilities include board and committee organization and function, membership, compensation, and annual performance evaluation; annual goals development and evaluation for the CEO with participation by the Compensation Committee and the Board in executive session; succession planning; development and periodic review of governance policies and principles; monitoring director compliance with stock ownership guidelines; consideration and recommendation of shareholder proposals; establishment of selection criteria for, and review and recommendation of, new Board members; and administration of the Company’s majority voting policy for director elections. In addition, on November 18, 2019, the committee's Charter was amended to vest the committee with oversight of the Company's environmental, social and governance (“ESG”) strategy, initiatives and policies and to direct that the Committee receive updates on significant corporate ESG activities.
Audit Committee
The Audit Committee is responsible for assisting the Board in fulfilling its responsibility to oversee the Company’s financial reporting and accounting policies and procedures, its system of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The committee is also responsible for overseeing the performance, qualifications and independence of the Company’s independent registered public accounting firm (which reports directly to the committee) as well as the performance of the internal audit department. The committee reviews the Company’s business risk assessment framework and identifies principal business risks confronting the Company (including, without limitation, business interruption, crisis management and cyber-security issues) and periodically discusses those risks and exposures with the independent auditor and management, including the internal chief audit executive (however, this committee is not the only Board committee that reviews such business risks), and pre-approves all auditing services and permitted non-audit services to be performed by its independent auditor (which approval authority has been delegated to the committee’s chairperson for certain immaterial items that may arise between meetings, subject to ratification at the committee’s next meeting).
The Audit Committee also oversees the development, operation and material findings of the Company’s legal and ethical compliance program, and in connection therewith, reviews and discusses with the Chief Ethics and Compliance Officer any particular compliance matters that are reasonably likely to have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows, or otherwise relate to material noncompliance with applicable laws and regulations or material inquiries received from regulators or government agencies. Periodically, but not less than annually, the Audit Committee receives a report from the Chief Ethics and Compliance Officer relating to (i) the implementation and effectiveness of the Company’s legal and ethical compliance program and adherence to the Company’s Code of Business Conduct; (ii) all significant compliance investigations undertaken in the past year; (iii) all significant retaliation claims, lawsuits alleging retaliation, settlements of retaliation claims, and reports of alleged retaliation received through the Company’s compliance program in the past year; and (iv) all significant sexual harassment claims, lawsuits alleging sexual harassment, settlements of sexual harassment claims, and reports of alleged sexual harassment received through the Company’s compliance program in the past year.

The Audit Committee has also established a policy for the Company’s hiring of current or former employees of the independent auditor to ensure that the auditor’s independence under applicable SEC rules and accounting standards is not impaired. The committee has also established, and monitors management’s operation of, procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing or other matters, as well as the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting, auditing or other matters. The committee meets regularly in separate executive sessions with representatives of the independent auditor, the Company's Chief Audit Executive, the Company's Chief Ethics & Compliance Officer and the Company's General Counsel.
The Audit Committee Charter provides that a committee member may not simultaneously serve on the audit committees of more than three companies whose stock is publicly traded (including this committee) unless the Board has provided its consent. No determination to grant such consent is currently required.
Scott E. Kuechle, George E. Minnich and Thomas W. Rabaut each has been determined to be an "audit committee financial expert," within the meaning of Item 407(d)(5) of Regulation S-K.
Compensation Committee
The Compensation Committee (formerly known as the "Personnel & Compensation Committee") reviews and approves the terms of, as well as oversees, the Company's executive compensation strategies (including the plans and policies to execute those strategies), administers its equity plans (including the review and approval of equity grants to executive officers) and annually reviews and approves compensation decisions relating to executive officers, including those for the CEO and the other Named Executive Officers. The committee considers the CEO's recommendations when determining the compensation of the other executive officers, but the CEO has no role in determining his own compensation (although as part of the annual CEO evaluation process, he prepares a self-assessment for review by the Corporate Governance Committee, which shares that evaluation with this committee). The committee then submits its determinations regarding proposed CEO compensation at an executive session of the Board for consideration and approval.
The Compensation Committee also monitors management's compliance with stock ownership guidelines adopted from time to time by the Board; reviews and approves employment, severance, change in control and termination arrangements for all executive officers and periodically reviews the Company's policies and procedures for management development.
During each of the last fifteen years, the committee has directly engaged Geoffrey A. Wiegman, founder and president of Wiegman Associates LLC, an independent compensation consulting firm, to assist the committee in fulfilling its responsibilities (Mr. Wiegman is sometimes referred to in this proxy statement as the "independent compensation consultant"). The independent compensation consultant attends each committee meeting, including executive sessions. He advises the committee on marketplace trends in executive compensation and evaluates proposals for compensation programs and executive officer compensation decisions. He has also provided services to the Corporate Governance Committee in connection with its evaluation of director compensation. Although he interacts with Company management in his capacity as an advisor to the committee, he is directly accountable to the committee. The committee has assessed the independence of Mr. Wiegman as required under applicable SEC and NYSE rules and has determined that the work of the independent compensation consultant does not raise any conflict of interest. The committee also has the authority to obtain advice and assistance from external legal, accounting or other advisers.
Compensation Committee Interlocks and Insider Participation
As noted above, each member of the Compensation Committee is "independent" under the NYSE and SEC rules applicable to compensation committee members and otherwise in accordance with the Compensation Committee's charter and our Corporate Governance Principles. In addition, no member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any other company that employs a member of our Board or the Compensation Committee. All members of the Compensation Committee are "non-employee directors" as defined in SEC Rule 16b-3(b)(3).
Finance Committee
The Finance Committee assists the Board in fulfilling its responsibilities concerning matters of a material financial nature, including the Company’s strategies, policies and financial condition, insurance-related risk management programs, financing agreements, dividend policy, significant derivative instrument or foreign currency positions, and administration of tax-qualified defined contribution and defined benefit plans. The committee’s responsibilities also include review of the Company’s annual business plan and long range planning strategies; all forms of major debt issuances; the financial aspects of proposed acquisitions or divestitures that exceed transaction levels for which the Board has delegated authority to management; material capital expenditures; methods of financing; and the Company’s relationship with its lenders. Finally, the committee reviews and approves the Company’s policies and procedures on hedging, swaps, security-based swaps, derivatives, foreign currency exchange risk and debt and interest rate risk and, not less than annually, reviews and approves, on a general or a case-by-case basis, the Company’s decision to enter into swaps and other derivative transactions that are exempt from exchange-execution and clearance under the

"end-user exception" set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and any applicable regulations established by the Commodity Futures Trading Commission.
Annual Board and Committee Evaluations
The Board recognizes that a thorough, constructive self-evaluation process enhances its effectiveness and is an essential element of good corporate governance. Accordingly, the Corporate Governance Committee oversees an annual self-evaluation process to ensure that the full Board and each of its committees conducts a thorough self-assessment of its performance and solicits feedback for improvement. In addition, the Board and its committees meet regularly in executive session throughout the year to consider areas that may warrant additional focus and attention. The Corporate Governance Committee reviews and reassesses the format and effectiveness of the evaluation process each year and makes changes when considered necessary or appropriate.
In recent years, the Board and committee evaluations have alternated between the use of detailed written questionnaires and one-on-one interviews. When one-on-one interviews are conducted at the Board level, the committees generally conduct their self-evaluations utilizing detailed written surveys; and when one-on-one interviews are conducted at the committee level, the Board generally conducts its self-evaluation utilizing a detailed written survey. In this manner, one-on-one interviews are conducted each year, alternating between the Board and committee levels.
During 2019, the Board evaluation was conducted through the use of personal interviews, and the committee evaluations were conducted through the use of detailed written surveys. The results of the surveys and the interviews were aggregated, summarized and presented to the Board and each committee for discussion in executive session. These discussions generally noted the experience and contributions of the directors and the high functioning nature of the Board and its committees, but also identified several areas for enhanced emphasis and focus that will be addressed during the coming year.
Director Nominees
General. The Board is responsible for selecting its own members and recommending them for election by the shareholders. The Board delegates the screening process involved to the Corporate Governance Committee, which consults with the Chairman and CEO, after which it provides recommendations to the Board. The Corporate Governance Committee will also consider director candidates recommended by shareholders. While the Corporate Governance Committee does not have specific minimum qualifications for potential directors, its policy is that all candidates, including those recommended by shareholders, will be evaluated on the same basis. The committee utilizes a nationally recognized third-party consultant to assist in identifying potential candidates. The consultant is provided with the committee’s assessment of the skill-sets and experience required in the context of current Board composition and identifies potential candidates for introduction to the committee. Thereafter, consideration of any such individuals is the responsibility of the committee in consultation with the CEO.
Advance Notice Bylaw Provisions. Under our Bylaws, only individuals nominated in accordance with certain procedures are eligible for election as directors of the Company (except for the rights of preferred shareholders, of which there currently are none). Generally, nominations are made by the Board of Directors or any shareholder (i) who is a shareholder of record on the date of the giving of written notice in respect of the nomination for director and on the record date for the determination of shareholders entitled to notice of and to vote at a meeting where directors are to be elected, and (ii) who provides advance written notice, all of the foregoing in accordance with the Bylaws.
In addition to any other applicable requirements, for a nomination to be properly made by a shareholder, such shareholder must have given timely notice therefor in proper written form to the Secretary of the Company. To be timely, a shareholder's written notice to the Secretary of the Company must be delivered to or mailed and received at the principal executive offices of the Company, in the case of: (i) an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding year's annual meeting; provided, however, that if the date of the annual meeting is advanced more than twenty-five (25) days prior to or delayed by more than twenty-five (25) days after the anniversary of the preceding year's annual meeting, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is first given or made (which for this purpose shall include any and all filings of the Company made with the SEC), whichever first occurs; and (ii) a special meeting called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is first given or made (which for this purpose shall include any and all filings of the Company made with the SEC).
A shareholder’s written notice of a proposed nomination must describe (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) (A) the class or series and number of all shares of stock of the Company that are owned beneficially or of record by such nominee and any affiliates of such nominee, (B) the name of each nominee holder of all shares of stock of the Company owned beneficially but not of record by such nominee or any affiliates of such nominee, and the number of such shares of stock of the Company held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge, profit interest or other transaction has been entered into by or on behalf of such nominee, or any affiliates of such nominee, with respect to stock of the Company and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Company) has been made by or on behalf of such nominee, or any affiliates of such nominee, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such nominee, or any affiliates of such nominee, or to increase or decrease the voting power or pecuniary or economic interest of such nominee, or any affiliates of such nominee, with respect to stock of the Company (the "Ownership Information"), and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The shareholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made must also provide (i) the name and address of the shareholder making the nomination, (ii) the Ownership Information, (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a description of any material interest of such person or any affiliates of such person in the nomination, including any anticipated benefit therefrom to such person or any affiliates of such person, (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons identified in its notice, and (vi) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and its rules and regulations. The written notice must be accompanied by a written consent of each proposed nominee to being named or referred to as a nominee and to serving as a director if elected and the completed and signed written representation and agreement required by Section 2(b) of Article III of the Bylaws. The Board may require any proposed nominee to furnish such other information (which may include meetings to discuss the furnished information) as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.
Proxy Access Bylaw Provisions. In December 2019, our Board amended and restated the Bylaws to permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the outstanding common stock of the Company continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in Article II, Section 15, of the Bylaws. Under that Section, the required notice must be received at the Company’s principal executive offices, subject to certain exceptions, at least 120 days but no more than 150 days prior to the anniversary of the date on which the Proxy Statement was first mailed relating to the immediately preceding Annual Meeting.
The Board’s Role in Oversight of the Company’s Risk Management Process
The Board oversees the Company’s processes to identify, report and address risks across the full spectrum of the Company’s operations. To that end, each of the Board’s committees has been delegated responsibility for evaluating specific risk management processes and issues resulting therefrom. The Board receives regular reports from these committees and, where appropriate, directs that action be taken. The Board also conducts direct oversight of certain risk management processes.
The Company’s Internal Audit Department reports directly to the Audit Committee, and the Audit Committee regularly reviews with management the Company’s financial reporting and accounting policies, internal controls over financial reporting, internal accounting controls, business risk assessment framework and principal business risks, and Code of Business Conduct compliance. The Audit Committee is also responsible for oversight of the Company’s cyber-security program and management’s plans, programs and policies designed to mitigate cyber-security risks, and as part of its annual calendar, the Audit Committee receives regular reports on cyber-security matters and the information technology control environment from senior members of the Company’s information technology department.
The Finance Committee reviews the Company’s short- and long-term business plans, certain proposed acquisitions or divestitures (including consideration of any substantial diversification from current business operations), any significant debt/equity issuances and risk management programs from an insurance coverage perspective. The Company’s Vice President - Corporate Risk, Safety and Environmental Management also reports directly to the committee on a periodic basis. The Compensation Committee reviews and approves the Company’s executive compensation strategies and programs related to annual, long-term and equity incentives and the business unit and corporate performance goals associated therewith, monitors management progress in compliance with stock ownership guidelines, considers and approves all employment-related agreements or termination arrangements with the Company’s executive officers and periodically reviews policies related to management development. The Corporate Governance Committee reviews the Company’s succession plan for the CEO and other top senior management, assures annual evaluation of Board performance, establishes selection criteria for new directors and manages the annual CEO evaluation process. The duties and responsibilities of each of the Board’s committees are more fully described above.
In addition to its consideration of matters brought to its attention by the Board’s committees, the Board conducts direct oversight of various business risk management functions. At each regular meeting, the Board receives senior management reports about current operations as well as the identification of, and progress in addressing, principal business risks. The Board also receives direct reports from management regarding its Enterprise Risk Management program for identification and development of mitigation activities relative to longer-term business risks. In addition to the regular reports provided regarding current principal business risks, the Audit Committee periodically receives summary reports regarding the Enterprise Risk Management program. Annually, the Board reviews and approves the Company’s strategic plan objectives with periodic reviews thereafter regarding progress against that plan and any changes that are being considered. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure, at least in part due to the level of direct communication that the Board and its committees experience with a variety of management employees involved in operations, finance, human resources, risk management and legal roles.
Board and Committee Independence Requirements
Our Corporate Governance Principles provide that, as a matter of policy, a significant majority of the Board should consist of independent directors. In order to be deemed independent, our Corporate Governance Principles specify that a director must be free from any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director. In addition to establishing its own criteria for independence, the Company complies with the rules promulgated by the NYSE for determining the independence of directors, as well as the Sarbanes-Oxley Act for independence of directors on the Audit Committee and the Internal Revenue Code of 1986, as amended (the "Code") and the Dodd-Frank Act requirements for independence of directors on the Compensation Committee (or any other committee performing an equivalent function).
Based on the review and recommendation of the Corporate Governance Committee, the Board has affirmatively determined that all of the current directors meet the applicable independence standards referenced in the preceding paragraph, except for Mr. Keating, the Company’s Chairman, President and CEO. In evaluating and determining the independence of the Company's directors, the Corporate Governance Committee and the Board considered that, in the ordinary course of business, transactions may occur between the Company and its subsidiaries and certain entities with which some of the directors are or have been affiliated.
In affirmatively determining the independence of each director who serves as a member of the Compensation Committee, the Corporate Governance Committee and the Board considered all factors specifically relevant to determining whether such director has a direct or indirect relationship with the Company or any of its subsidiaries which is material to such director's ability to be independent from management in connection with the director's duties as a member of the Compensation Committee, including, but not limited to the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director and whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.
Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees
The Corporate Governance Committee is responsible for reviewing with the Board, on a periodic basis, the appropriate characteristics required of Board members in the context of the Board’s current composition. This includes review of the suitability for continued service of each Board member when his or her term expires and when he or she has a significant change in status. Overall, the assessment includes areas such as senior leadership positions; professional experience in areas relevant to the Company’s businesses, including aerospace, industrial distribution, international, government, regulatory, mergers and acquisitions, financial, accounting, human resources or information technology systems experience; other public company board service; and diversity, age and evidence of the intangible characteristics that are vital to the successful operation of any board. Diversity in this context has traditionally referred to encouragement of the identification of minority candidates, including women and individuals of varied national origins. Consideration of diversity has been an element communicated to the third-party search firms in each of the director searches conducted during the past several years.
The Board believes that intangible characteristics include a demonstrated understanding of a director’s policy making role while constructively challenging management to seek and attain competitive targets and increase shareholder value; a demonstrated understanding of the Company’s values and strategic plan; capacity for critical thought; maintenance of objectivity in not being unreasonably influenced by personal experience or other Board members in situation analysis; and the independence required for participation on the Board and its committees. In addition, Board members are evaluated with respect to their active contributions, including regular attendance and preparation for/participation at meetings while maintaining an ongoing understanding of the issues and trends affecting the Company.
We believe our directors, including the director nominees up for re-election at the Annual Meeting, bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. The director skills matrix below represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of our Company and the execution of our corporate strategy. This skills matrix highlights the depth and breadth of the skills of our director nominees and the incumbent directors whose terms extend beyond the date of the Annual Meeting, but it is not intended to be an exhaustive list of each of our directors’ skills or contributions to the Board. Further information on each director nominee and the incumbent directors whose terms extend beyond the date of the Annual Meeting, including their specific experience, qualifications, attributes and skills, is set forth in the biographies on pages 5 to 7 of this Proxy Statement.

DIRECTOR SKILLS MATRIX
		Callaway	Garrison	Higgins	Keating	Kuechle	Minnich	Pollino	Rabaut
Financial	Accounting		✓			✓	✓	✓
	Banking		✓					✓
	Financial		✓	✓		✓	✓	✓	✓
	Investment		✓	✓		✓			✓
General Industry	Academic		✓
	Aerospace	✓		✓	✓	✓	✓	✓	✓
	Distribution		✓	✓	✓	✓		✓	✓
	Defense		✓	✓	✓	✓	✓	✓	✓
	Engineering				✓
	International	✓	✓	✓	✓	✓	✓	✓	✓
	Manufacturing	✓	✓	✓	✓			✓	✓
	Sales/Marketing	✓	✓	✓	✓
Regulatory	Government		✓	✓
	Gov. Contracts		✓	✓			✓		✓
Law
General Management	Sr. Leadership	✓	✓	✓	✓	✓	✓	✓	✓
	Human Resources		✓	✓				✓	✓
	M&A		✓	✓	✓	✓	✓	✓	✓
	IT	✓	✓			✓	✓
Other Boards	Public		✓	✓	✓	✓	✓	✓	✓
	Private	✓	✓				✓		✓
	Charitable		✓		✓	✓	✓	✓	✓
Succession Planning
The Board of Directors recognizes that one of its most important responsibilities is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of our President and Chief Executive Officer and the other senior members of our senior leadership team. This responsibility is reflected in the Company’s Corporate Governance Principles, which provide for an annual review of CEO succession planning and management development, and the Charter of the Corporate Governance Committee, which requires the Committee to review and recommend to the full Board candidates for successor to the Chief Executive Officer and to assure that management has established and maintains a succession planning process for senior executive positions other than the Chief Executive Officer.
In furtherance of the foregoing, the Company’s President and Chief Executive Officer and its SVP & Chief Human Resources Officer provide an annual succession planning report to the Corporate Governance Committee, which summarizes the overall composition of our senior leadership team, including their professional qualifications, tenure, and work experience. The report also identifies internal members of the senior leadership team who are viewed as potential successors to the President and Chief Executive Officer. Succession planning is also regularly discussed in executive sessions of our Board of Directors. Our directors become familiar with internal potential successors for key leadership positions through various means, including the annual succession planning report and Board of Directors and committee meetings, and less formal interactions throughout the course of the year.
During 2018, Mr. Keating, the Company’s current President and Chief Executive Officer, turned 63 years of age. In recognition of the fact that Mr. Keating is nearing normal retirement age, the Corporate Governance Committee created a separate Succession Planning Subcommittee to increase the Committee's ongoing involvement with succession planning. The subcommittee was comprised of all four of the then-current members of the Corporate Governance Committee and Ms. Pollino, who previously served as Executive Vice President, Human Resources and Communications at Goodrich Corporation and who currently owns and operates her own leadership development, talent management and succession planning firm. Use of the subcommittee was discontinued in 2019 when Ms. Pollino was appointed to the Corporate Governance Committee, and the Corporate Governance Committee has resumed full responsibility for all succession planning activities.
Additionally, our Board of Directors, with support and recommendations from the Corporate Governance Committee, oversees the succession of its members. To this end, at least once a year, in connection with the annual director nomination and re-nomination process, the Corporate Governance Committee evaluates each director’s performance, relative strengths and weaknesses, and future plans, including any personal retirement objectives and the potential applicability of the Company’s mandatory retirement policy for directors (which is set forth in the Bylaws of the Company). As part of that evaluation, the Corporate Governance Committee also identifies areas of overall strength and weakness with respect to its composition and considers whether the Board of Directors as a whole possesses core competencies in the areas of accounting and finance, management experience with mergers and acquisitions, risk management, industry knowledge, knowledge of technology and cyber-security, marketing, digital marketing and social media, international markets, strategic vision, compensation, and corporate governance, among others.
During 2019, the Corporate Governance Committee considered the scheduled retirement of Mr. Barents under the Company’s mandatory retirement policy for directors and ultimately determined not to nominate a successor at this time. Following the retirement of Mr. Barents at the Annual Meeting, the full size of the Board will be reduced to eight members for the immediate foreseeable future.
Shareholder Engagement
We welcome the opportunity to engage with our shareholders to obtain insights and feedback on matters of mutual interest. The Board’s and management’s commitment to understanding the interests and perspectives of shareholders is a key component of our shareholder engagement strategy. We engage with shareholders throughout the year to:

✓	Provide visibility and transparency into our business and our financial and operational performance;

✓	Discuss with our shareholders the issues that are important to them, hear their expectations for us and share our views;

✓	Share our perspective on Company and industry developments;

✓	Discuss and seek feedback on our executive compensation and corporate governance policies and practices; and

✓	Seek feedback on our communications and disclosures to investors.
We approach shareholder engagement as an integrated, year-round process involving senior management and our investor relations team. Throughout the year, we meet with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events and group and one-on-one meetings throughout the year. We also engage with governance representatives of our major shareholders, through conference calls that occur during and outside of the proxy season.
During 2019, we initiated contact with 13 of our top shareholders representing more than 40% of our outstanding shares, resulting in substantive engagements with investors holding a majority of our outstanding shares. In these engagements, we discussed the following issues and topics of mutual interest, among others:

•	Industry and business developments;

•	Corporate strategy and execution, including the sale of our former Distribution business and our plans for future capital deployment;

•	Executive compensation, including incentive plan metrics and target setting;

•	Workforce planning and investing in human capital;

•	Corporate governance issues, including director refreshment and assessment; and

•	Proxy Statement and Annual Report disclosures.
The comments, questions and suggestions offered by our investors were shared with, and discussed by, the full Board, and their perspectives will inform the Board’s decision making in 2020 and beyond.
Environmental, Social and Governance Matters
We believe that sound corporate citizenship requires us to be responsive to ESG related matters that impact our stakeholders and the communities in which we operate. We are committed to operating our business with integrity, focusing on ESG matters that impact our business and our stakeholders, contributing to the local communities in which we operate, developing our employees and workforce, and being considerate environmental and fiscal stewards. We are also committed to improved corporate reporting around these and other programs that impact our ESG visibility.
During 2019, in furtherance of the foregoing, we amended the Charter of our Corporate Governance Committee to vest the committee with oversight of our ESG strategy, initiatives and policies, and we established an executive-led cross-functional team to take meaningful steps to improve the Company’s ESG reporting. Although our work is just beginning, we have identified the following specific actions demonstrating our commitment to ESG matters:

•	Development of a comprehensive set of core values emphasizing respect, excellence, accountability, creativity and honor that guide us in our work.

•
Commitment to fostering a strong corporate culture that promotes high standards of ethics and compliance for our businesses, including policies that set forth principles to guide employee, officer and director conduct, such as our Code of Business Conduct and Ethics.

•
Contributions to the local communities where our facilities and offices are located, including financial and other support to various charitable organizations, non-profits, charities and other community programs.

•
Commitment to the development, training and maintenance of a skilled manufacturing and machinist workforce to support advancements in manufacturing technology and the industries it serves, including the donation and/or consignment of our products and software to educational organizations, trade schools or other public-private partnerships.

•
Maintenance of a whistleblower policy providing for the confidential reporting of any suspected policy violations or unethical business conduct on the part of our businesses, employees, officers, directors or vendors and the provision of training and education to our global workforce with respect to our Code of Business Conduct and Ethics and anti-corruption and anti-bribery policies.

•
Commitment to the development and fair treatment of our global workforce, including generous healthcare and benefit programs for our employees, promotion of an inclusive and diverse workforce and work environment, equal employment opportunity hiring practices and policies, and anti-harassment, workforce safety and anti-retaliation policies.

•	Fostering environmental awareness and education, including evaluating our products and supply chain for conflict minerals.

•	Commitment to provide safe and high-quality products and services that meet customer and regulatory requirements and to demonstrate continuous improvement, including ISO 9001 certification.
During 2020, we expect to expand on our efforts by documenting additional ESG activities and initiatives that have been undertaken all across our global footprint, improving our corporate reporting of relevant ESG matters, and identifying areas requiring continued improvement.
Communications with our Board
We believe communication between the Board and the Company’s shareholders and other interested parties is an important part of the corporate governance process. Shareholders and other interested parties may communicate with our Board, our Lead Independent Director or any individual director in care of the Corporate Secretary at:
Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT 06002
Email: Corporate.Secretary@Kaman.com
The Corporate Secretary will compile all such communications and forward each item to the individual to whom it is directed or, if the communication is not directed to any particular Board member, to the entire Board. Items that the Corporate Secretary determines are frivolous, unlawful or that constitute commercial advertisements, resumes and other forms of job inquiries, surveys, business solicitations or requests for donations and sponsorships will not be forwarded.
Other Information about the Board’s Structure and Composition
Board Size
The Amended and Restated Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three or more than fifteen persons, the exact number of which shall be fixed from time to time by the Board. The current size of the Board is fixed at nine persons, although the size of the Board will be reduced to eight persons upon the retirement of Mr. Barents. The directors are authorized to fill vacancies on the Board, including any vacancy resulting from an increase in its size, but any director so elected may only serve until the annual meeting immediately following his or her election. Under our Corporate Governance Principles, a Board size of eight to eleven individuals is considered appropriate.
Mandatory Retirement
The Company’s Bylaws provide for mandatory director retirement at age 72 (age 75 for directors serving as of November 14, 2000). The Board’s policy in implementing this requirement is that if a director attains mandatory retirement age during his or her then-current term, the director may continue to serve the remaining portion of that term. Although the Board is permitted to make exceptions to this requirement, it intends to exercise this right only under extraordinary circumstances.
Change of Principal Occupation
Our Corporate Governance Principles require directors who change their principal occupation, position or responsibility held at the time of election to submit a conditional letter of resignation to the Board, after which a judgment will be made in each case as to the appropriateness of continued membership under the circumstances.
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for non-employee directors. Under the guidelines, non-employee directors are required to have an ownership multiple of three times their current annual cash retainer. For 2019, the stock ownership requirement was $225,000, based on an annual cash retainer of $75,000. Directors who do not meet the ownership guidelines must hold shares received pursuant to their annual equity grants for a period of three years or until the guidelines are met, whichever is earlier. The Corporate Governance Committee periodically reviews the progress of each non-employee director toward the achievement of these guidelines. As of December 31, 2019, all non-employee directors were in compliance with these guidelines.
2019 Director Compensation
The following table provides information about the compensation that our directors earned during 2019. The table does not include Mr. Keating, our Chairman, President and Chief Executive Officer, who received no additional compensation for his service as a director.
2019 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Brian E. Barents	$102,125	$125,038	—	$227,163
E. Reeves Callaway III	$97,250	$125,038	—	$222,288
Karen M. Garrison	$137,250	$125,038	—	$262,288
A. William Higgins	$107,250	$125,038	—	$232,288
Scott E. Kuechle	$117,250	$125,038	—	$242,288
George E. Minnich	$103,750	$125,038	—	$228,788
Jennifer M. Pollino	$110,125	$125,038	—	$235,163
Thomas W. Rabaut	$102,250	$125,038	—	$227,288
Richard J. Swift(3)	$27,125	—	—	$27,125

(1)
Cash amounts included in the table represent the annual retainers, committee chair fees, lead director fees and committee member fees earned for the year ended December 31, 2019, as well as any additional meeting fees paid during fiscal 2019. See the "2019 Board Retainer and Meeting Fee Table" below.

(2)
Represents the grant date fair value of stock awards granted during fiscal 2019, calculated in accordance with applicable accounting standards related to share-based award payments. This amount is calculated by multiplying the closing price of our Common Stock on the NYSE on the date prior to such grants, which was $60.61, by the number of shares awarded. For additional information on the calculation of the awards, please refer to Note 22, Share-Based Arrangements, to the Company’s audited consolidated financial statements for the year ended December 31, 2019, set forth in the Company's Annual Report on Form 10-K for the year then ended. Each stock award generally consisted of 2,063 vested shares of Common Stock issued under our 2013 Management Incentive Plan on April 17, 2019.

(3)	Retired from the Board effective as of April 17, 2019, the date of the 2019 Annual Meeting of Shareholders.

The following table summarizes the director fee schedule in effect throughout 2019:

2019 BOARD RETAINER AND MEETING FEE TABLE
Description	Amount/Value
Cash:
Retainer Fees (payable quarterly in arrears)(1):
Board	$75,000
Lead Director	$30,000
Committee Chairs:
Audit Committee	$30,000
Corporate Governance Committee	$20,000
Compensation Committee	$25,000
Finance Committee	$20,000
Committee Members:
Audit Committee	$15,000
Corporate Governance Committee	$8,500
Compensation Committee	$10,000
Finance Committee	$8,500
Equity:
Stock Award(2)	Vested shares having a fair market value equal to $125,000

(1)
In addition to these annual retainers, Board members may receive additional meeting fees ($1,500 for an in person meeting and $750 for a telephonic meeting) for "special" board meetings. Special board meetings are defined as meetings that are in addition to the meetings regularly scheduled in advance. Committee members may also receive additional meeting fees ($1,500 for an in person meeting and $750 for a telephonic meeting) for any committee meeting that exceeds the number of regularly scheduled committee meetings by more than two.

(2)
This award is currently made under the Amended and Restated 2013 Management Incentive Plan at the annual Board meeting held in conjunction with the annual meeting of shareholders. The number of shares for this award is determined based upon the closing price of the Company's Common Stock on the NYSE on the day prior to the date of grant (rounded up to the nearest whole share), in accordance with the Plan.

The Corporate Governance Committee previously reviewed the amount and form of compensation paid to our non-employee directors on a biennial basis with the assistance of the independent compensation consultant to the Compensation Committee but moved to an annual review commencing in 2019. For each assessment, the independent compensation consultant conducts a review of director compensation levels, practices and trends and delivers a competitive market assessment of director compensation to the committee. Informed by the competitive market assessment, the committee approves a non-employee director compensation program, which is then ratified and approved by the full Board of Directors.
The most recent competitive market assessment utilized by the Corporate Governance Committee and the full Board to determine the 2019 compensation paid to our non-employee directors was delivered in November 2018 and recommended no change in the Company's non-employee director compensation program.
From time to time, special activities may be undertaken by one or more directors at the direction of the Board and, in such cases, additional fees will ordinarily be paid. There were no such special activities during 2019.
Directors may defer all, or a portion, of their cash compensation. Interest accrues on such deferrals at the Applicable Federal Long-Term Rate. When a director ends his or her service on the Board, distributions are made either in quarterly installments over a maximum period of 10 years or in a lump sum, based on prior elections made in connection with each deferral. Distributions are made beginning either in the next calendar quarter after the date service ends or on the following January 1 at the prior election of the director.
Code of Business Conduct and Other Governance Documents Available on the Company’s Website
The Company has for many years maintained a Code of Business Conduct applicable to all of its employees, consultants and the Board of Directors. This Code of Business Conduct is also specifically applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. The current Code of Business Conduct, which was amended and restated in its entirety effective January 1, 2013, may be accessed on the Company’s website at www.kaman.com by clicking on the "Governance" tab followed by the "Documents and Downloads" link. We intend to disclose any future amendments to, or waivers from, provisions of the Code of Business Conduct required to be disclosed under the rules of the SEC or listing standards of the NYSE at the same location on our website.
In addition to the Code of Business Conduct and the committee charters and Governance Principles already referenced, other governance documents including the Company's Amended and Restated Certificate of Incorporation and Bylaws can be accessed on the Company’s website at www.kaman.com by clicking on the "Governance" tab and then the link to each document.
Director Education
The Board maintains a policy that directors should be regularly exposed to discussion of current developments in their roles and responsibilities as directors, and their attendance at such sessions is reimbursed by the Company. The Board’s policy also encompasses receipt of information regarding developments in the law and conditions in the markets in which the Company operates. During the past few years, several Board members have participated in seminars sponsored by various national organizations, which have included developments in the law, board/management relationship development and audit-related topics. The Board has also received presentations from outside industry experts regarding developments and trends in certain of the Company’s markets and other subjects of importance to the Company. In addition, the Board and the Company have an orientation process for new directors that includes background material, meetings with senior management and visits to Company facilities.
Related Party Transactions
The Company’s Code of Business Conduct requires that all business transactions be at arms’ length, negotiated in good faith and based on merit alone. All of the Company’s employees have a responsibility and duty of loyalty to the Company and all business decisions are to be made in the best interests of the Company, which means putting the Company’s interests first. Should a situation arise that would constitute a related party transaction under applicable SEC rules, the Company's Code of Conduct provides that the independent and disinterested Board members will review the propriety of, and approve or disapprove, such transaction. Under SEC rules, a related party is, or at any time since the beginning of the last fiscal year was, a director, executive officer, nominee for director or five percent shareholder of the Company, or an immediate family member (as defined under applicable SEC rules) of any of the foregoing. A related party transaction is any transaction, arrangement or relationship (or series of transactions, arrangements or relationships) in which the Company or any of its subsidiaries is a participant, the amount involved exceeds $120,000 and a related party had, has or will have a direct or indirect material interest. There were no related party transactions during 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
Stock Ownership of Directors and Executive Officers
The following table sets forth information about the beneficial ownership of the Company’s Common Stock by each director and director nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group, as of December 31, 2019. The beneficial ownership percentages have been calculated based on 27,839,123 shares of Common Stock issued and outstanding as of such date. Unless otherwise indicated, each person listed has the sole voting and investment power with respect to the shares listed, and the business address of each person is c/o Kaman Corporation, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002.

Name	Number of Shares Beneficially Owned as of December 31, 2019		Percentage

Brian E. Barents	29,144	(1)	*
Richard R. Barnhart	10,824		*
E. Reeves Callaway III	5,814		*
Karen M. Garrison	30,377		*
A. William Higgins	18,204		*
Neal J. Keating	224,998	(2)	*
Scott E. Kuechle	15,830		*
Alphonse J. Lariviere, Jr.	11,554		*
Shawn G. Lisle	19,451	(3)	*
George E. Minnich	26,317	(4)	*
Jennifer M. Pollino	11,135		*
Thomas W. Rabaut	23,262	(5)	*
Robert D. Starr	61,953	(6)	*
Gregory T. Troy	17,500		*
Paul M. Villani	6,039		*
All Directors and Executive Officers as a group	530,964	(7)	1.90%

*	Less than one percent.

(1)	Includes 29,144 shares held through a family trust, for which Mr. Barents serves as Trustee with the power to exercise investment control.

(2)	Includes 14,000 shares held in a trust, for which Mr. Keating serves as a co-trustee with the power to exercise investment control.

(3)	Includes 3,620 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days.

(4)	Includes 19,560 shares held indirectly through a family LLC controlled by Mr. Minnich.

(5)	Includes 2,485 shares held by a revocable trust for the benefit of Mr. Rabaut's spouse and children, for which Mr. Rabaut serves as Trustee with the power to exercise investment control.

(6)	Includes 37,395 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days.

(7)
Includes 42,315 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days. Includes shares beneficially owned by all directors and executive officers serving in such positions as of December 31, 2019, as well as shares beneficially owned by Messrs. Lariviere and Villani, who are Named Executive Officers for 2019 but were not serving as executive officers as of December 31, 2019.

Beneficial Owners of More Than 5% of Common Stock
Following is information about persons known to the Company to be beneficial owners of more than five percent (5%) of the Company’s outstanding voting securities as of December 31, 2019:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock

BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	4,245,738	15.3%
GAMCO Asset Management Inc. et al.(2) One Corporate Center Rye, NY 10580	3,823,439	13.7%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	2,933,503	10.5%

(1)
As reported in Amendment No. 12 to Schedule 13G filed with the SEC on February 4, 2020, BlackRock, Inc. is the beneficial owner of 4,245,738 shares held by specified subsidiaries as of December 31, 2019. According to the filing, BlackRock, Inc. has the sole power to vote or direct the vote of 4,184,074 shares, the shared power to vote or direct the vote of no shares, the sole power to dispose or to direct the disposition of 4,245,738 shares, and the shared power to dispose or to direct the disposition of no shares.

(2)
As reported in Amendment No. 27 to Schedule 13D, filed with the SEC on November 27, 2019 ("Amendment 27") by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer (collectively, the "Reporting Persons"), GAMCO Asset Management Inc. ("GAMCO") is the beneficial owner of 2,510,439 shares, Gabelli Funds, LLC ("Gabelli Funds") is the beneficial owner of 1,104,500 shares, MJG Associates, Inc. ("MJG Associates") is the beneficial owner of 11,000 shares, Teton Advisors, Inc. ("Teton Advisors") is the beneficial owner of 196,200 shares, Associated Capital Group, Inc. ("AC") is the beneficial owner of 300 shares and Gabelli & Company Investment Advisers, Inc. ("GCIA") is the beneficial owner of 1,000 shares. Mr. Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing entities. Each of the Reporting Persons, together with their executive officers and directors, has the sole power to vote or direct the vote and the sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have authority to vote 139,700 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares held by a number of investment funds for which Gabelli Funds serves as an investment adviser (the "Funds") so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund's shares, (iii) at any time, the Proxy Voting Committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (iv) the power of Mr. Gabelli and AC is indirect with respect to the shares beneficially owned directly by other Reporting Persons.

(3)
As reported in Amendment No. 9 to Schedule 13G filed with the SEC on February 12, 2020, The Vanguard Group is the beneficial owner of 2,933,503 shares held by various investment advisory clients as of December 31, 2019. According to the filing, The Vanguard Group has the sole power to vote or direct the vote of 30,885 shares, the shared power to vote or direct the vote of 5,445 shares, the sole power to dispose or to direct the disposition of 2,900,376 shares, and the shared power to dispose or to direct the disposition of 33,127 shares.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section explains our executive compensation program as it applies to our executive officers whose compensation is summarized in the Summary Compensation Table and the other tables that are presented immediately following this discussion. We sometimes refer to these executive officers as our "Named Executive Officers" or our "NEOs." This section also discusses the role, responsibilities and philosophy of the Compensation Committee of our Board of Directors, which oversees the design and operation of the program.
For 2019, our Named Executive Officers consisted of our Chief Executive Officer, our Chief Financial Officer, the three most highly compensated executive officers other than our Chief Executive Officer and our Chief Financial Officer who were serving as executive officers at the end of the year, and two other executive officers who ceased to serve as executive officers prior to year-end, as follows:

2019 NAMED EXECUTIVE OFFICERS
Neal J. Keating	Chairman, President and Chief Executive Officer
Robert D. Starr	Executive Vice President and Chief Financial Officer
Richard R. Barnhart	Executive Vice President, Kaman Corporation and President, Kaman Aerospace Group, Inc.
Shawn G. Lisle	Senior Vice President and General Counsel
Gregory T. Troy	Senior Vice President - Human Resources and Chief Human Resources Officer
Alphonse J. Lariviere, Jr.(1)	Former Executive Vice President, Kaman Corporation and Former President, Kaman Industrial Technologies Corporation
Paul M. Villani(2)	Former Senior Vice President - Chief Information Officer

(1)	Left the employ of the Company on August 26, 2019, in connection with the sale of the Company's distribution business.

(2)	Ceased to serve as an executive officer, effective as of October 31, 2019.
In the discussion that follows, we begin with a brief description of some of the most significant actions that were taken by the Committee with respect to the 2019 compensation of our Named Executive Officers. We then discuss some of the most significant policies and practices that have been implemented to assure that the total compensation paid to our NEOs is linked to Company performance and increases in shareholder value. We then present the results of our recent say-on-pay votes and discuss how the Committee has interpreted these results. Next, we discuss our compensation philosophy and describe the various elements of our executive compensation program and the 2019 compensation of our Named Executive Officers, including the annual cash incentive award payouts that were approved in February 2020 for 2019 performance and an estimate of the long-term incentive award payouts that are likely to be earned and approved in June 2020 based on the long-term performance periods ended as of December 31, 2019. We then discuss a number of other compensation-related matters, including our use of employment and change in control agreements, our stock ownership guidelines for directors and executive officers, and the material tax and accounting implications of our compensation program. We conclude by presenting the formal report of the Committee, which is required by applicable SEC rules and regulations.
As used in this section, all references to the "Committee" mean the Compensation Committee, which oversees the design and operation of our executive compensation program. For more information about the Committee and its role and responsibilities, please see the discussion under the heading "Compensation Committee" above.
2019 Compensation Initiatives
Set forth below is a brief description of some of the most significant events and actions taken by the Committee during 2019 or otherwise affecting the determination of the 2019 compensation of our Named Executive Officers and other members of our senior leadership team:

•
We considered the results of the voting at the 2019 Annual Meeting with respect to the annual, non-binding advisory vote on executive compensation and considered the compensation-related aspects of the proxy advisory reports issued by ISS and Glass Lewis. In accordance with applicable SEC rules and regulations and the voting frequency preferred by our shareholders, we submit an annual, non-binding advisory proposal to our shareholders asking them to approve the compensation that is paid to our Named Executive Officers (a so-called "say-on-pay proposal"). In connection with these votes, various proxy advisory firms, including ISS and Glass Lewis, issue proxy advisory reports assessing, among other things, our executive compensation policies and programs. The proxy advisory reports issued by both ISS and Glass Lewis recommended a vote "FOR" our 2019 say-on-pay proposal, and as discussed in more detail below, approximately 98.35% of the votes cast at the 2019 Annual Meeting of shareholders were voted "FOR" that proposal. See "Recent Say-on-Pay Voting Results" below. We have interpreted this to mean that our shareholders support the design, purposes and direction of our executive compensation program.

•
We oversaw the Company’s compliance with the SEC's recent CEO Pay Ratio rules, and we considered the Company’s resulting CEO Pay Ratio. Recent regulations promulgated in response to the Dodd-Frank Act generally require public companies to disclose the median of the annual total compensation of all employees other than the chief executive officer, the annual total compensation of the chief executive officer, and the ratio of these two amounts (the so-called “CEO Pay Ratio”), in their proxy statements. During 2019 and early 2020, we oversaw the Company’s compliance with these recent regulations, including the identification of a new median employee, and we considered the Company’s resulting CEO Pay Ratio, as well as an estimate of the final CEO Pay Ratio that will result from the inclusion of the 2020 LTIP Award payouts that are likely to be approved and paid in June. See “2019 Pay Ratio Disclosure,” below.

•
We considered and approved a number of compensatory matters relating to the sale of our distribution business, and we commenced an ongoing reconsideration of our executive compensation program in light of the sale. During the third quarter of 2019, the Company sold its distribution business for $700 million in cash, subject to a customary working capital adjustment. During 2018, the business accounted for approximately $1.1 billion in annual revenue and employed approximately 2,200 employees, including Mr. Lariviere, a Named Executive Officer, and President of Kaman Industrial Technologies Corporation. During the pendency of the sale, the Committee considered and approved a number of compensatory matters relating to the sale, including a completion bonus payable to Mr. Lariviere upon the consummation of the sale, and upon completion of the sale, the Committee commenced an ongoing review of the Company's executive compensation program, the results of which will influence the compensation planning process going forward.

•
We considered the repeal of the "performance-based compensation" exception to the deductibility limitation set forth in Section 162(m) and worked to preserve the deductibility of certain grandfathered awards. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to a company’s principal executive officer or other specified officers. For tax years commencing before 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exemption for performance-based compensation, except for payments made pursuant to certain "grandfathered" arrangements entered into prior to November 2, 2017.  The Committee intended that certain incentive awards granted to our NEOs prior to November 2, 2017 be deductible as "performance-based compensation" and has worked with the Committee's outside legal counsel to preserve, to the extent legally practicable, the deductibility of certain grandfathered awards.

•
We reassessed the adequacy of the Company's hedging practices and policies. In late December 2018, the SEC adopted a final hedging disclosure rule, as required by Section 955 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, that generally requires U.S. public companies to disclose company practices or policies regarding the ability of directors, officers, employees or their respective designees to engage in hedging transactions. The new rules are effective for all proxy and information statements for fiscal years beginning on or after July 1, 2019. In anticipation of the new disclosure rules, we reviewed and reaffirmed the Company's existing practices and policies on hedging transactions. For a discussion of those practices and policies, please see "Short Sales, Hedging and Pledging" below.

•
We continued to incorporate an increased emphasis on total shareholder return ("TSR") in the financial metrics relating to the long-term incentive program ("LTIP") awards granted to our executive officers, including our NEOs. The performance factors included in the LTIP awards granted to our executive officers during 2019 assigned a 50% weighting to TSR, up from the 34% weighting of TSR in LTIP awards granted prior to 2018.

•
We continued to incorporate additional caps on the LTIP awards granted to our NEOs. The LTIP awards granted to our executive officers during 2019 continued to include an additional sub-limit of 150% on the payouts in respect of any particular performance measure if the Company's adjusted performance for such measure is less than zero. For example, if the Company's three-year average total return to shareholders is negative but outperforms the three-year average total return to shareholders for the Russell 2000 Index companies, the payout in respect of that performance measure cannot exceed 150%.

•
We continued the practice of deferring annual base salary adjustments for our senior executives. Continuing a practice that commenced in 2013, the Committee, at the request of our Chief Executive Officer, deferred the 2019 salary adjustments for our Named Executive Officers, including our Chief Executive Officer and the other senior executive officers who report directly to him, from January 1 to July 1, 2019. The 2019 salary adjustments for all other officers were deferred from January 1 to April 1, 2019. Similar deferrals are planned for 2020.

Kaman's Compensation and Benefits Best Practices
The Company's executive compensation program is designed to link total compensation with both short- and long-term Company performance and increases in shareholder value with appropriate levels of risk taking. The Committee periodically reviews and adjusts the compensation and benefits program to ensure alignment with current market practices. By continuing to evaluate and modify the program as necessary and by designing the program around the following best practices, the Committee has shown its commitment to paying for performance and aligning executive pay with shareholder interests.

•	Independent Compensation Consultant – The Committee retains its own compensation consultant who reports directly to the Committee and attends all Committee meetings.

•
"Double Trigger" Vesting – The change in control agreements with our Named Executive Officers include "double trigger" vesting provisions that require both a change in control of the Company and a qualifying termination of employment, either by the Company without "Cause" or by the executive for "Good Reason," in order to receive change in control severance benefits.

•
No Excise Tax Gross-Ups – None of our employment or change in control agreements include tax gross-up provisions pursuant to which any of our NEOs would be entitled to reimbursement for any excise taxes resulting from a change in control.

•	No Re-Pricing of Underwater Stock Options – Our equity incentive plans expressly prohibit the re-pricing of underwater stock options.

•	No Time-Vested Restricted Stock Awards – Our NEOs generally do not receive time-vested restricted stock awards. Instead, they receive performance-based long-term incentive awards.

•
Emphasis on Total Shareholder Return – TSR is a significant component of the performance-based long-term incentive awards that are granted to our executive officers, including our Named Executive Officers. Three-year total return to shareholders accounts for 50% of the performance factors incorporated in the LTIP awards granted to our NEOs in 2019.

•
Claw-Back Provisions – Both our CEO and our CFO are subject to contractual compensation claw-back provisions in the event that there is a mandatory restatement of the Company’s financial statements. These provisions also provide that our CEO and our CFO shall be bound by any rules or regulations promulgated by the SEC implementing the requirements of Section 954 of the Dodd-Frank Act or any compensation claw-back policy subsequently adopted by the Committee. In addition, the 2013 Management Incentive Plan expressly provides that all awards under the Plan shall be subject to any compensation recovery policy that may be adopted by the Company.

•
No Hedging or Pledging of Company Stock – Our directors, executive officers and other designated employees are prohibited from engaging in hedging or pledging transactions or short sales of Company stock.

•	Stock Ownership Guidelines – Our directors and senior executives are subject to meaningful stock ownership guidelines. Adherence to these guidelines is monitored by the Committee.

•
Balanced Compensation Program – Our executive compensation program is balanced between annual and long-term financial goals (including total shareholder return), with an emphasis on longer-term strategic objectives.

•	Caps on Incentive Awards – All annual and long-term incentive awards include caps on the maximum payouts that can be achieved under the awards.
Recent Say-on-Pay Voting Results
Since 2011, we have asked our shareholders to cast a non-binding, advisory vote to approve the compensation paid to our Named Executive Officers. The following chart shows, for each of the last five years, the percentage of the votes cast "FOR" and "AGAINST" these non-binding proposals, excluding broker non-votes and abstentions:

(*)
Represents the percentage of votes cast "FOR" and "AGAINST" the proposals, excluding broker non-votes and abstentions. If abstentions were to be counted as votes "AGAINST," the percentage of votes cast "FOR" the proposals would have been 93.7%, 98.2%, 98.4% and 99.1% and 98.1% for 2015, 2016, 2017, 2018 and 2019, respectively.

The Committee has interpreted this strong voting record to mean that our shareholders support the current design, purposes and direction of our executive compensation program. Accordingly, the Committee has taken no specific actions to modify our executive compensation program as a direct result of these non-binding, advisory votes but, rather, has continued to oversee the program in accordance with its best judgment and stated governing principles.
WE ENCOURAGE SHAREHOLDERS TO REVIEW THIS COMPENSATION DISCUSSION AND ANALYSIS AND THE ACCOMPANYING COMPENSATION TABLES FOR AN EXPLANATION OF OUR APPROACH TO EXECUTIVE COMPENSATION AND A DISCUSSION OF THE CORRELATION BETWEEN THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS AND THE COMPANY'S FINANCIAL PERFORMANCE. AS DISCUSSED HEREIN, WE BELIEVE THAT THE COMPENSATION PAID, AND TO BE PAID, TO OUR NAMED EXECUTIVE OFFICERS FOR 2019 BEARS, AND WILL BEAR, A DIRECT AND CORRESPONDING RELATIONSHIP TO THE COMPANY'S FINANCIAL PERFORMANCE.
Our Compensation Philosophy and Objectives
The philosophy underlying our executive compensation program is to provide an attractive, flexible and market-based total compensation program that is tied to the financial performance of the Company and is aligned with the long-term financial interests of our shareholders. We strive to recruit and retain executive officers and other key employees who have the skills and talents that are necessary to deliver sustained financial performance that exceeds the median financial performance of the companies comprising the Russell 2000 Index.
Our fundamental compensation objectives include the following:

•
Increase shareholder value by motivating talented individuals to achieve the Company’s annual and longer-term financial and strategic operational goals with compensation related to objective benchmarks and Company performance. To accomplish this objective, we use an appropriate mix of pay elements, including salary, annual and long-term incentive opportunities and benefits. Overall, salary and benefits are determined based upon a comparison to the competitive market as reflected by various market surveys of companies that approximate our revenue, while the annual and long-term incentive opportunities are directly related to the Company’s financial performance compared to internal benchmarks and the financial performance of the Russell 2000 Index companies.

•
Tie a significant percentage of our senior executives’ incentive compensation to the successful execution of strategic operational goals. To accomplish this, we establish objective and measurable goals on an annual and longer-term basis (generally 3 years) and compare the Company's actual performance to objective, measurable benchmarks. As a result, executives, especially our Named Executive Officers, earn above average compensation when the Company's financial performance equals or exceeds its internal benchmarks or the financial performance of the Russell 2000 Index of companies.

•
Require our Named Executive Officers to maintain a significant equity stake in the Company to further align their interests with those of our shareholders. We maintain meaningful stock ownership guidelines, described in more detail below, that are designed to align the financial interests of our officers, including our Named Executive Officers, with those of our shareholders. To facilitate the accumulation of equity and the satisfaction of these guidelines, the Committee may elect to pay up to one-third (1/3) of a cash-based long-term incentive award payout in shares of Company stock (and in recent years, the Committee has elected to do so in instances when the recipient was not currently in compliance with the Company's stock ownership guidelines). At the discretion of the Committee, up to the entire amount of such payout may be paid in shares of Company stock to the extent requested by a plan participant.

•
Protect against inappropriate risk taking. We use caps on potential awards for both annual and long-term incentives. The Committee also introduced a claw-back policy that is reflected in the employment agreements of our Chief Executive Officer and our Chief Financial Officer. The Committee intends to establish a broader claw-back policy covering all executive officers once the SEC issues final rules and the NYSE issues listing conditions for the recovery of incentive compensation as required under Section 954 of the Dodd-Frank Act. In addition, the Company’s Insider Trading Policy expressly prohibits directors, executive officers and other designated employees from engaging in short-term or speculative transactions in Company securities, including, among others, (i) short sales of Company securities; (ii) publicly traded options, puts, calls or other similar derivative securities; (iii) hedging or similar monetization transactions, such as zero-cost collars and forward sale contracts; and (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan.

While the Committee considers the likely tax consequences of the various components of the Company’s executive compensation program and strives to safeguard the deductibility of executive compensation where possible, tax considerations do not drive the design of our executive compensation program. The Committee believes it is important to retain flexibility to structure the Company’s executive compensation program and practices in a manner that the Committee determines is in the best interests of the Company and its shareholders. The Committee retains discretion to operate the Company’s executive compensation programs in a manner designed to promote varying company goals. As a result, the Committee may from time to time conclude that certain compensation arrangements are in the best interest of the Company and its shareholders and consistent with its compensation philosophy and strategy despite the fact that the arrangements might not be deductible for tax purposes. See "Material Tax and Accounting Implications," below.
Our Compensation Program
We have designed our executive compensation program to achieve the goals described above in a variety of ways with the intention of providing market-competitive pay for a company of our size and incentive compensation opportunities that challenge and correspondingly reward our executives when, and to the extent that, the Company succeeds. First, we use a combination of pay elements, each of which over time is intended to approximate the market median compensation for each position. These elements include base salary, annual cash incentives, longer-term cash and equity incentive opportunities, and benefits. The opportunities afforded by each pay element are determined on the basis of comparison to external compensation data to assure consistency with companies of similar revenue size.
The Committee historically has determined base salary ranges and annual cash incentive and long-term incentive targets for our Named Executive Officers using a biennial market report prepared by the Committee’s independent compensation consultant. The independent compensation consultant has advised the Committee that our historical business segment diversity makes identification of a single peer group to benchmark compensation unworkable, so the independent compensation consultant’s market report generally has estimated the 50th percentile for base salary, target annual cash incentive award and the annualized cash value of long-term incentive compensation for each position using information obtained from a variety of sources, including nationally recognized compensation surveys and a number of comparison peer groups, to the extent that such comparison information is available for each position. The independent compensation consultant then compares the final average competitive market rate for each position to the midpoint of the corresponding salary grade within Kaman's own compensation structure and reports this information to the Committee.
The most recent biennial market report prepared by the Committee's independent compensation consultant used in connection with the determination of the 2019 compensation discussed in this proxy statement was delivered to the Committee in November 2017 and, in this discussion, it is sometimes referred to as the "2017 Market Report." For purposes of the 2017 Market Report, the independent compensation consultant determined the final average competitive market rate for each position by averaging the national survey data reported by AonHewitt and Equilar, two large independent compensation consulting firms, and the compensation data, if any, reported for each position by companies comprising the peer group compiled by ISS, the peer group compiled by Equilar, the Company's own peer group, which consisted of twenty-two Russell 2000 companies having annual revenues similar to ours, and a mix of aerospace and distribution companies. Annex I to this proxy statement identifies the national surveys (which were not prepared at the Company’s request) in more detail, along with the number, type and size of the organizations covered by the surveys. The companies comprising each of the peer groups referenced in the 2017 Market Report are also identified in Annex I to this proxy statement.

The Committee’s policy is that the midpoint of the salary grade for base salary, annual cash incentive targets and the annualized target value of long-term incentives for each position should each, over time, approximate the market median, as represented by the final average competitive market rate of compensation compiled by the independent compensation consultant. As of the 2017 Market Report prepared by the independent compensation consultant, the midpoint of the Kaman salary grade for base salary, annual cash incentive targets (as a percentage of base salary), and total compensation (salary, bonus and long-term compensation) for each of our Named Executive Officers as compared to the market median were as follows:

SUMMARY OF 2017 MARKET REPORT PREPARED BY THE INDEPENDENT COMPENSATION CONSULTANT
	Base Salary			Target Annual Cash Incentive Award (as a Percentage of Base Salary)			Target Long-Term Incentive Award (as a Percentage of Base Salary)
	Kaman(1)	Market Median(1)	Variance	Kaman(1)	Market Median(1)	Variance	Kaman(1)	Market Median(1)	Variance

President & CEO	$954,980	$902,700	5.8%	105%	100%	5%	275%	269%	6%
EVP & CFO	$505,670	$467,700	8.1%	65%	70%	(5)%	150%	146%	4%
Segment President - KAG	$505,670	$473,600	6.8%	65%	60%	5%	150%	103%	47%
SVP & General Counsel	$379,250	$394,500	(3.9)%	55%	60%	(5)%	105%	134%	(29)%
SVP - HR & CHRO	$330,790	$358,400	(3.1)%	55%	63%	(8)%	90%	78%	12%
Segment President - KIT	$505,670	$461,300	9.6%	65%	72%	(7)%	150%	173%	(23)%
SVO & CIO	$330,790	$303,000	9.2%	55%	50%	5%	90%	116%	(26)%

(1)
All information presented was derived from the independent compensation consultant's 2017 Market Report, which was first presented to the Committee in November of 2017. The Kaman compensation information set forth in the table reflects the midpoint of the Kaman salary grade for each position and the corresponding value of annual and long-term incentive compensation awards at target. It does not purport to show the actual compensation earned by, or paid to, the executives named in the table. The Target Long-term Incentive Award opportunity for the President & CEO position does not include an additional 25% retention award opportunity that has been granted to Mr. Keating since 2014 as an additional inducement to remain in the employ of the Company.

Our compensation policy also results in a significant percentage of total compensation (excluding benefits) being based on performance. Set forth below is the allocation of total direct compensation (excluding benefits) for target performance for each of our Named Executive Officers for 2019.

FIXED VS. PERFORMANCE-BASED COMPENSATION PERCENTAGES(1)
	Fixed	Performance-Based(2)
Executive	Salary (% of Total)	Annual Cash Incentive (% of Total)	Long-Term Incentive(3) (% of Total)	Total Performance Related (% of Total)
Neal J. Keating	20%	20%	60%	80%
Robert D. Starr	32%	20%	48%	68%
Richard R. Barnhart	32%	20%	48%	68%
Shawn G. Lisle	39%	21%	40%	61%
Gregory T. Troy	41%	22%	37%	59%
Alphonse J. Lariviere, Jr.	32%	20%	48%	68%
Paul M. Villani	41%	22%	37%	59%

(1)
All information presented in the table reflects the midpoint of the Kaman salary grade for each position and the corresponding value of annual and long-term incentive compensation awards at target. It does not purport to show the actual compensation earned by, or paid to, the executives named in the table.

(2)	Percentages are based on target performance for the annual cash incentive and the long-term incentive elements of compensation.

(3)	Long-term incentive compensation consists of LTIP awards granted under the 2013 Management Incentive Plan.
2019 Compensation for our NEOs
The total compensation program for our Named Executive Officers during 2019 was comprised of the following elements:

•	Base Salaries;

•	Annual Cash Incentive Awards;

•	Long-Term Incentive Awards; and

•	Retirement and Other Benefits.

While base salaries, long-term incentives, and retirement and other benefits generally are determined in similar ways for each of our Named Executive Officers, different annual cash incentive awards apply to those Named Executive Officers employed at our Corporate Headquarters (Messrs. Keating, Starr, Lisle, Troy and Villani), our Aerospace Segment (Mr. Barnhart) and our former Distribution Segment (Mr. Lariviere).
Mr. Lariviere received additional compensation in connection with the sale of the Company's Distribution business and Mr. Villani received additional compensation in connection with the cessation of his status as an executive officer (which was effective as of October 31, 2019) and his planned termination of employment from the Company (which will become effective as of March 31, 2020). See "Employment, Change of Control and Severance Arrangements," below.
Base Salaries
Base salaries are established with reference to the biennial market report prepared by the independent compensation consultant, generally targeting base salaries at the market median with appropriate modifications to reflect the individual’s professional experience and knowledge of his area of management responsibility. The Committee's determination regarding the CEO is subject to the Board’s ratification and approval. Adjustments to base salary are determined as follows: an overall salary increase budget guideline is developed, based on market data and the use of nationally recognized surveys of anticipated salary increases published by Meridian, AonHewitt, Willis Towers Watson and World at Work. Within the overall budget guideline, a narrow range of salary adjustment percentages is then established for each salary grade, with slightly higher percentages for individuals who are below the grade midpoint and slightly lower percentages for individuals who are above the grade midpoint. Salary adjustments, if any, are then determined within this narrow range based upon an annual performance rating given to the Named Executive Officer by Mr. Keating and recommended to the Committee. The performance rating determination is primarily based upon the officer’s level of substantive performance in executing the responsibilities listed in his or her position description.
The Committee’s recommendation to the Board regarding the CEO’s base salary adjustment is made after consultation with the Corporate Governance Committee to obtain that Committee's assessment of the CEO’s performance for the year. The Corporate Governance Committee solicits input from all independent directors in connection with its annual CEO performance assessment.
Amounts paid to the Named Executive Officers in respect of their 2019 base salaries are shown in the Summary Compensation Table that follows this Compensation Discussion and Analysis. As was done during each year from 2013 through 2018, the Committee, at the request of the CEO, elected to defer the 2019 salary increases for our Named Executive Officers from January 1 to July 1 due to uncertain business conditions. Except for Mr. Keating, the 2019 base salary increases for our Named Executive Officers were relatively modest, all approximating 3%-4%, reflecting the fact that the base salaries of most of our NEOs are at or above the market median, as reported by the 2017 Market Report prepared by the independent compensation consultant (modified to incorporate a 3% cost of living increase from January 1, 2018). For the second year in a row, Mr. Keating received no base salary increase at his request, as his base salary is above the market median.
Annual Cash Incentive Awards
Our annual cash incentive award plans are designed to reward employees for financial and operational performance that drives shareholder value and to focus our organization on meeting or exceeding designated performance goals. The plans provide employees, including our Named Executive Officers, with the opportunity to earn cash awards based on the degree to which the Company achieves pre-determined performance measures for the year.
The elements used to determine awards include:

•	an award opportunity (expressed as a percentage of base salary);

•	performance measures (such as adjusted EBITDA or free cash flow);

•	a weighting for each performance measure toward the executive’s total award (which cannot exceed 100%); and

•	a performance goal for each performance measure (such as an adjusted EBITDA or free cash flow target).
The Committee establishes the target annual cash incentive award opportunities for each salary grade after considering the independent compensation consultant’s biennial market report and receiving the advice of the independent compensation consultant. Positioning award targets at the market median reinforces the Committee’s strategy that annual cash incentive payments should exceed target levels only when the Company's actual financial performance exceeds the Company’s targeted objectives.

The 2019 target performance award opportunity for each Named Executive Officer was as follows:

Named Executive Officer	2019 Target Award Opportunity (Expressed as % of Actual Base Salary)
Neal J. Keating	105%
Robert D. Starr	65%
Richard R. Barnhart	65%
Shawn G. Lisle	55%
Gregory T. Troy	55%
Alphonse J. Lariviere, Jr.	65%
Paul M. Villani	55%
For 2019, the Committee adopted separate performance measures, performance measure weightings and performance goals for corporate participants (i.e., those officers who did not work primarily for one of our two business segments) and business segment participants (i.e., those officers who did work primarily for one of our two business segments). Messrs. Keating, Starr, Lisle, Troy and Villani were corporate participants and Messrs. Barnhart and Lariviere were business segment participants. The performance measures, performance measure weightings and performance goals for each are discussed in more detail below, together with the level of achievement or satisfaction of each performance goal and the resulting annual incentive award payout for each of our Named Executive Officers.
For purposes of determining the level of achievement or satisfaction of the performance measures for the Company and each of its business segments, the Committee approved certain specified modifications to the calculation of each performance measure that were applicable to all participants. Such modifications included, among others, the exclusion or inclusion of the impact to the Company's financial results of the following items, whichever would produce the higher award: the effect of changes in tax law or accounting principles; the dilutive effect on earnings per share that results from any increase in the number of shares used in the calculation of diluted earnings per share attributable to any outstanding convertible debt securities and any related bond hedge and warrant transactions; the effects of changes in applicable foreign currency exchange rates relating to non-U.S. denominated financial performance; costs and losses associated with restructuring, business consolidations, severance, management realignments or closures of the Company or any of its subsidiaries, affiliates and product lines; acquisition and divestiture due diligence and integration costs and the adverse effects of acquisitions and divestitures, including spin-offs; effects of losses generated by divested operations and losses associated with discontinued business operations or product lines; the impact of any transaction costs and accounting charges incurred in connection with the issuance of equity or issuance of or refinancing of new or existing debt securities and facilities, including but not limited to the settlement or unwinding of existing convertible bond hedge instruments and outstanding warrants; the impact of any costs and accounting charges in respect of pension curtailment adjustments attributable to pension expense charged to company contracts with the U.S. Government, as determined under U.S. Cost Accounting Standard 418, following the freeze of future benefit accruals under the Pension Plan; charges associated with environmental matters; asset write-downs or impairments, including, but not limited to, goodwill and other intangible assets; new capital investments and related depreciation; litigation or claim judgments or settlements including contract claim settlements with customers and suppliers; the impact of charges in connection with contract terminations, including but not limited to, write-off of inventory, tooling, equipment and non-recurring costs; any impact resulting from the delay in cash receipts relating to domestic and foreign JPF orders where there is no underlying dispute as to payment; and any item of an unusual nature or of a type that indicates infrequency of occurrence, or both. In addition, in anticipation of the potential sale of the Company's Distribution business, the Committee expressly provided that any net pre-tax gains on the sale of assets and/or investments in excess of $20 million would be included in the calculation Adjusted Consolidated EBITDA and Adjusted Consolidated Free Cash Flow. Finally, the Committee retained the ability to increase, reduce or eliminate the amount of any award that would otherwise be payable as a result of the foregoing adjustments or to further adjust any award due to special events or unforeseen circumstances.
Annual Cash Incentive Awards - Corporate Headquarters. The 2019 annual cash incentive awards for Messrs. Keating, Starr, Lisle, Troy and Villani were determined by comparing the Company’s degree of achievement with respect to the following performance factors, each or which had the weighting indicated:

Performance Measure	Weighting
Adjusted Consolidated EBITDA vs. Target	50%
Adjusted Consolidated Free Cash Flow vs. Target	50%

Company performance at 70% of target is required to earn a threshold payout of 40% for each performance measure; Company performance at 100% of target earns a 100% payout; and Company performance at 140% of target generates a maximum payout of 200%. Interpolation is used to determine the payouts for Company financial performance between these amounts.
The following table shows the relationship between the Company's 2019 adjusted financial performance and each performance measure, the degree to which each performance measure was attained, and the resulting annual incentive payout for each of our corporate Named Executive Officers.

2019 ANNUAL CASH INCENTIVE AWARD CALCULATIONS - CORPORATE HEADQUARTERS
	2019 Company Performance(3)	Financial Targets	Percentage of Factor Earned	Weighting Factor	% Of Target Award(4)
Adjusted Consolidated EBITDA(1)	$259.8 million	$158.7 million	200%	50%	100%
Adjusted Consolidated Free Cash Flow(2)	$159.0 million	$74.5 million	200%	50%	100%
Resulting Corporate Performance Award Factor					200.0%

(1)	Adjusted Consolidated EBITDA is defined as net earnings before interest, taxes, depreciation and amortization and certain items that are not indicative of the operating performance.

(2)
Adjusted Consolidated Free Cash Flow is defined as “net cash provided by (used in) operating activities” less “expenditures for property, plant & equipment,” adjusted for certain items that are not indicative of the operating performance.

(3)
In accordance with the original authorization of the 2019 annual incentive awards, the adjusted Company performance shown in the table reflects the following adjustments to our reported financial results: Consolidated EBITDA was favorably adjusted by $179.5 million for the pre-tax gain on the sale of the Distribution business, acquisition due diligence and corporate development costs, excess transaction services costs related to the divestiture of the Distribution business, and restructuring costs. Consolidated free cash flow was favorably adjusted by $142.9 million for the aforementioned adjustments to EBITDA, on an after-tax basis, plus an unplanned purchase of land in Germany for the future expansion of the operations. However, the consolidated free cash flow shown in the table excludes $4.0 million of free cash flow attributable to the working capital adjustment relating to the divestiture of the Distribution business.

(4)	This column represents the Percentage of Factor Earned multiplied by the Weighting Factor.
The following table shows the calculation of the 2019 annual cash incentive awards earned by our Corporate Named Executive Officers, together with the resulting percentages of base salary such awards represent.

2019 ANNUAL CASH INCENTIVE AWARDS - CORPORATE HEADQUARTERS
Executive	2019 Base Salary	Target Award %	Annual Incentive Award Perf. Factor	2019 Annual Cash Incentive Award	Incentive Award Expressed as a Percentage of Base Salary
Neal J. Keating	$1,000,000	105%	200.0%	$2,100,000	210.0%
Robert D. Starr	$504,570	65%	200.0%	$655,941	130.0%
Shawn G. Lisle	$417,756	55%	200.0%	$459,532	110.0%
Gregory T. Troy	$381,034	55%	200.0%	$419,137	110.0%
Paul M. Villani	$303,960	55%	200.0%	$334,356	110.0%
Annual Cash Incentive Awards - Aerospace Segment. The 2019 annual cash incentive award for Mr. Barnhart, President of our Aerospace segment, was calculated based 25% on corporate performance and 75% on predetermined financial goals for the Aerospace segment that were recommended by our CEO and approved by the Committee. The financial performance goals and their weightings for the Aerospace segment were as follows:

Financial Performance Goal	Weighting
Adjusted Segment EBITDA vs. Target	33%
Adjusted Segment Sales vs. Target	33%
Adjusted Segment Free Cash Flow vs. Target	34%
Company performance at 70% of target is required to earn a threshold payout of 40% for each performance measure; Company performance at 100% of target earns a 100% payout; and Company performance at 140% of target generates a maximum payout of 200%. Interpolation is used to determine the payouts for Company financial performance between these amounts.

The following table shows the relationship between the Aerospace segment's 2019 adjusted financial performance and each performance measure, the degree to which each performance measure was attained, and the resulting Aerospace segment performance award factor for Mr. Barnhart.

2019 ANNUAL CASH INCENTIVE AWARD CALCULATIONS - AEROSPACE SEGMENT
	2019 Segment Performance(4)	Financial Targets	Percentage of Factor Earned	Weighting Factor	% Of Target Award(5)
Adjusted Segment EBITDA(1)	$154.4 million	$140.0 million	124.7%	33%	41.2%
Adjusted Segment Sales(2)	$761.6 million	$735.0 million	108.6%	33%	35.8%
Adjusted Segment Free Cash Flow(3)	$47.9 million	$57.9 million	65.4%	34%	22.2%
Resulting Aerospace Performance Award Factor					99.2%

(1)	Adjusted Segment EBITDA is defined as segment operating income, before depreciation and amortization and certain items that are not indicative of the operating performance.

(2)	Adjusted Segment Sales is defined as "segment net sales, including sales between segments."

(3)
Adjusted Segment Free Cash Flow is defined as “segment net cash provided by (used in) operating activities” less “expenditures for property, plant & equipment,” adjusted for certain items that are not indicative of the operating performance.

(4)
In accordance with the original authorization of the 2019 annual incentive awards, the adjusted Company performance shown in the table reflects the following adjustments to our reported financial results: Segment EBITDA was favorably adjusted by $5.1 million for restructuring costs, the write-off of a note receivable related to the former UK Tooling business, and unplanned non-recurring costs. Segment free cash flow was favorably adjusted by $56.4 million for the aforementioned restructuring and unplanned non-recurring cost adjustments to EBITDA, the segment's share of unplanned corporate cost allocations, a JPF DCS customer's cash receipt immediately following year-end, unplanned capital spend resulting from the divestiture of the Distribution business, Aerospace's unallocated portion of a tax benefit, and the unplanned purchase of land for future operations expansion.

(5)	This column represents the Percentage of Factor Earned multiplied by the Weighting Factor.
Since 75% of Mr. Barnhart's annual cash incentive award was based on Segment performance and 25% was based on corporate performance, Mr. Barnhart's aggregate annual cash incentive award factor was 124.4% (.75 x 99.2% + .25 x 200%). The following table shows the calculation of the 2019 annual cash incentive award earned by Mr. Barnhart, together with the resulting percentage of base salary such award represents:

2019 ANNUAL CASH INCENTIVE AWARDS - AEROSPACE SEGMENT
Executive	2019 Base Salary	Target Award %	Annual Incentive Award Perf. Factor	2019 Cash Incentive Award	Incentive Award Expressed as a Percentage of Base Salary
Richard R. Barnhart	$477,171	65%	124.4%	$385,840	80.9%
Annual Cash Incentive Awards - Distribution Segment. When approved by the Committee, the 2019 annual cash incentive award for Mr. Lariviere, President of our Distribution segment, was to be calculated based 25% on corporate performance and 75% on predetermined financial goals for the Distribution segment that were recommended by our CEO and approved by the Committee. The financial performance goals and their weightings for the Distribution segment were as follows:

Financial Performance Goal	Weighting
Adjusted Segment EBITDA vs. Target	33%
Segment Sales vs. Target	33%
Segment Free Cash Flow vs. Target	34%
Company performance at 70% of target would have been required to earn a threshold payout of 40% for each performance measure; Company performance at 100% of target would have earned a 100% payout; and Company performance at 140% of target would have generated a maximum payout of 200%. Interpolation was to be used to determine the payouts for Company financial performance between these amounts.

The Distribution business was sold effective as of August 26, 2019. As a result, Mr. Lariviere was not entitled to any annual incentive payout from the Company, although as part of the sale transaction and during the one-year period following the effective date of the sale, the buyer agreed to provide Mr. Lariviere and each other employee employed by the business with salaries and cash bonus opportunities that are, in the aggregate, no less favorable than those provided by the Company immediately prior to the sale.
Long-Term Incentive Awards
The Committee uses cash- and equity-based awards under the long-term incentive features of the Company's stock incentive plans ("LTIP Awards") in order to focus executive officers on long-term performance. LTIP Awards generally are based on the Company’s actual performance during a three-year performance period, as compared to performance measures established at the beginning of the performance period. The award payout for a completed performance period is determined by comparing the Company’s actual financial performance for the three-year period with the performance of the Russell 2000 Index for the same period. Award payouts for completed performance periods are made in cash unless a participant has not yet achieved his or her required stock ownership level under the Company’s stock ownership guidelines, in which case the Committee may elect to pay up to one-third of the amount earned in shares of Company stock. In the discretion of the Committee, up to the entire amount of the amount earned may be paid in shares of Company stock to the extent requested by a participant. Assuming a participant has achieved his or her required stock ownership level under the Company's stock ownership guidelines, LTIP Award payouts are made in cash in order to provide additional liquidity to participants without the need to sell Company securities.
2019 LTIP Awards. In 2019, the Committee granted cash-based LTIP Awards for the 2019-2021 performance period to each of our Named Executive Officers. The target award opportunities for the Named Executive Officers for the 2019-2021 performance period are as follows:

TARGET LTIP AWARDS FOR 2019-2021 PERFORMANCE PERIOD
Executive	2019 Base Salary(1)	Cash Award Opportunity as a % of Base Salary(2)	Award Value at Target(3)
Neal J. Keating	$1,000,000	300%	$3,000,000
Robert D. Starr	$484,000	150%	$726,000
Richard R. Barnhart	$462,375	150%	$693,563
Shawn G. Lisle	$400,725	105%	$420,761
Gregory T. Troy	$365,500	90%	$328,950
Alphonse J. Lariviere, Jr.(4)	$421,275	150%	$631,913
Paul M. Villani	$298,000	90%	$268,200

(1)	Reflects base salary as of the date of grant.

(2)
The LTIP Award opportunity percentage for Mr. Keating's salary grade is 275%. Since 2014, however, he has received an additional 25% retention opportunity as an additional inducement to remain in the employ of the Company.

(3)	Reflects estimated value of LTIP Awards at 100% of target.

(4)
Mr. Lariviere left the employ of the Company on August 26, 2019, and the actual amount of any payout in respect of this LTIP Award will be pro-rated to reflect his actual period of employment during the performance period.

Because LTIP Awards generally cover a three-year performance period, a new participant in the LTIP program would not be eligible to receive any LTIP Award payout for at least three years following his or her first award. To alleviate this hardship and better align a new executive officer’s incentive compensation with company performance, the Committee’s recent practice has been to grant a new executive officer additional LTIP Awards with one- and two-year performance periods so that he or she will be eligible to receive a potential LTIP Award payout at the end of each of his or her first three years following his or her appointment. All of the Company's then-current executive officers had been serving in their positions for two or more years, so no such additional LTIP Awards were granted in 2019.

The Committee utilized the following performance measures, benchmarks and weightings for all of the LTIP Awards discussed above:

Performance Measure	Benchmark	Weighting
Average Return on Total Capital for the Performance Period	Average Return on Total Capital for the Russell 2000 Index Companies for the Performance Period	50%
Average Total Return to Shareholders for the Performance Period	Average Total Return to Shareholders for the Russell 2000 Index Companies for the Performance Period	50%
The Committee uses the Russell 2000 Index companies for the Company's long-term incentive compensation benchmarks because the Committee believes that these are the kinds of companies against which an investor would likely compare the Company’s performance when considering investment alternatives, and the historical disparity of the Company's two business segments has precluded the development of a relevant peer group of similarly situated companies. Use of the Russell 2000 Index companies also obviates the need for the development of long-term internal benchmarks of performance.
Company performance in the bottom quartile of the Russell 2000 earns no long-term incentive award payment for the performance goal; performance at the 25th percentile results in a long-term incentive award at 25% of target for the performance goal; performance at the median results in a long-term incentive award at 100% of target for the performance goal; and performance in the top quartile, or above, results in a maximum long-term incentive award payment at 200% of the target for the performance goal. Interpolation is used to determine payments for financial performance between the 25th percentile up to the median, and above the median up to the 75th percentile. This performance measurement methodology remains constant through the years although the performance of the Russell 2000 changes annually, thus increasing or decreasing the targets.
For purposes of determining the achievement or satisfaction of the performance measures discussed above, the Committee approved the same adjustments to the calculation of Company performance that were approved in connection with the grant of the 2019 annual incentive awards. See "Annual Cash Incentive Awards" above. Like the annual incentive awards, the Committee retained the ability to increase, reduce or eliminate the amount of any award that would otherwise be payable as a result of the adjustments or to further adjust any award due to special events or unforeseen circumstances.
Estimated 2019 LTIP Payouts. The Committee previously granted three-year cash-based LTIP Awards to Messrs. Keating, Starr, Lisle, Troy and Villani covering the 2017-2019 performance period, and in keeping with the recent practice discussed above, the Committee also previously granted separate two-year cash-based LTIP Awards to Messrs. Barnhart and Lariviere covering the 2018-2019 performance period.
The Compensation Committee will determine the level of achievement of the performance criteria for these LTIP Awards after a sufficient number of Russell 2000 companies report their earnings for the year ended December 31, 2019. This will not occur until after the date of this proxy statement, so the exact amount of the payouts that will be made in respect of these awards is not currently calculable and is not shown in the Summary Compensation Table. As noted in footnote 3 to the Summary Compensation Table, the Company will prepare and file a Current Report on Form 8-K disclosing the actual payouts in respect of these awards promptly after they are determined and approved by the Committee.
Set forth below is a summary of the principal terms and conditions of the three- and two-year LTIP Awards that will be settled later in the year after a sufficient number of Russell 2000 companies report their earnings for the year ended December 31, 2019.
Three-Year LTIP Awards Covering the 2017-2019 Performance Period. The target award opportunities for the three-year LTIP Awards covering the 2017-2019 performance period are as follows:

Executive(1)	2017 Base Salary(2)	Cash Award Opportunity as a % of Base Salary	Award Value at Target(3)
Neal J. Keating	$984,000	300%	$2,952,000
Robert D. Starr	$453,200	150%	$679,800
Shawn G. Lisle	$360,500	105%	$378,525
Gregory T. Troy	$344,020	90%	$309,618
Paul M. Villani	$275,000	90%	$247,500
(1)    Messrs. Barnhart and Lariviere were not eligible for a three-year LTIP Award.
(2)    Reflects base salary as of the date of grant.
(3)    Reflects estimated value of LTIP Awards at 100% of target.

The performance measures and weightings for the three-year LTIP awards covering the 2017-2019 performance period and the applicable benchmarks against which Company performance is measured are as follows:

Performance Measure	Benchmark	Weighting
Three-Year Average Return on Total Capital	Three-Year Average Return on Total Capital for the Russell 2000 Index Companies	33%
Three-Year Average Annual Compound Growth in Earnings per Share	Three-Year Average Annual Compound Growth in Earnings per Share for the Russell 2000 Index Companies	33%
Three-Year Average Total Return to Shareholders	Three-Year Average Total Return to Shareholders for the Russell 2000 Index Companies	34%
Two-Year LTIP Awards Covering the 2018-2019 Performance Period. The target award opportunities for the two-year LTIP Awards covering the 2018-2019 performance period are as follows:

Executive	2018 Base Salary(1)	Cash Award Opportunity as a % of Base Salary	Award Value at Target(2)
Richard R. Barnhart	$450,000	150%	$675,000
Alphonse J. Lariviere, Jr.(3)	$410,000	150%	$615,000

(1)	Reflects base salary as of the date of grant.

(2)	Reflects estimated value of LTIP Awards at 100% of target.

(3)
Mr. Lariviere left the employ of the Company on August 26, 2019, and the actual amount of any payout in respect of this LTIP Award will be pro-rated to reflect his actual period of employment during the performance period.

The performance measures and weightings for the two-year LTIP Awards covering the 2018-19 performance period and the applicable benchmarks against which Company performance is measured are as follows:

Performance Measure	Benchmark	Weighting
Two-Year Average Return on Total Capital	Two-Year Average Return on Total Capital for the Russell 2000 Index Companies	50%
Two-Year Average Total Return to Shareholders	Two-Year Average Total Return to Shareholders for the Russell 2000 Index Companies	50%
Current Accruals in Respect of Estimated 2019 LTIP Payouts.
As discussed above, the Summary Compensation Table does not include any amounts that have been accrued as expense in relation to any of the LTIP awards that are expected to be settled in respect of the three- and two-year performance periods ended December 31, 2019. The Company will report the actual amounts earned and paid to our Named Executive Officers in respect of these awards in a Current Report on Form 8-K, which will be filed with the SEC later this year after the Committee has received sufficient 2019 operating results for Russell 2000 companies and certified the extent to which the Company achieved the performance goals established for the awards.
As of January 31, 2020, approximately 31% of the Russell 2000 Index companies had reported earnings for the year ended December 31, 2019. Based on the Company's adjusted performance for the performance periods and preliminary data available as this date, the Company has accrued the following amounts in respect of these LTIP awards: Mr. Keating: $5,467,104, Mr. Starr: $1,258,990, Mr. Barnhart: $1,146,150, Mr. Lisle: $701,028, Mr. Troy: $573,413, Mr. Lariviere: $861,165 and Mr. Villani: $458,370. SHAREHOLDERS ARE CAUTIONED THAT THE FOREGOING INFORMATION IS PRELIMINARY IN NATURE, IS SUBJECT TO CHANGE BASED ON THE ACTUAL REPORTED RESULTS OF THE RUSSELL 2000 INDEX COMPANIES, AND HAS NOT BEEN APPROVED BY THE COMMITTEE. THE COMPANY'S RELATIVE PERFORMANCE AGAINST THE RUSSELL 2000 INDEX COMPANIES MAY BE BETTER OR WORSE THAN WOULD BE INDICATED BY THE PRELIMINARY DATA THAT IS AVAILABLE AS OF THE DATE OF THIS PROXY STATEMENT. THEREFORE, THE ACTUAL PAYOUTS IN RESPECT OF THESE AWARDS AS FINALLY DETERMINED BY THE COMMITTEE MAY BE MORE OR LESS THAN THE AMOUNTS ACCRUED.

Retirement Benefits
The Company sponsors a tax-qualified defined contribution plan (the "401(k) plan"), in which our Named Executive Officers are eligible to participate. Participants generally may elect to contribute from 1% to 50% of their eligible compensation to the 401(k) plan in the form of pre-tax, after-tax or Roth contributions subject to certain limitations imposed by federal law. The Company generally makes employer-matching contributions on a participant's pre-tax and Roth contributions in the amount of $1.00 for each $1.00 that a participant contributes, up to 5% of compensation subject to applicable limits imposed by federal tax law. Participants in the 401(k) plan are always vested in their own contributions. Employer-matching contributions vest when a participant acquires three years of service with the Company.
Our Named Executive Officers are also eligible to participate in our non-qualified Deferred Compensation Plan, which permits pre-tax deferrals of up to 50% of a participant's base salary and up to 100% of his or her annual cash incentive award. In addition, the Company makes supplemental deferred compensation contributions to eligible participants equal to 10% of the amount by which a participant's compensation exceeds the maximum allowable compensation limit for purposes of a tax-qualified plan, which for 2019 was $280,000. The supplemental deferred compensation earned by our Named Executive Officers in 2019 is included in the "All Other Compensation" section of the Summary Compensation Table.
Participant accounts under the Deferred Compensation Plan generally are credited with interest at a rate equal to 120% of the applicable federal long-term rate in effect for the month of October prior to the beginning of the applicable plan year (the "Interest Crediting Rate"). Effective as of July 1, 2016, however, the Deferred Compensation Plan was amended to make available to participants various market-based investment crediting options for the deemed investment of up to 50% of their then-existing account balances as of July 11, 2016, and 100% of their own deferral contributions after July 11, 2016. All supplemental deferred compensation contributions made by the Company will continue to be credited with interest based on the annual Interest Crediting Rate in effect from time to time.
A participant must be actively employed on the crediting date (i.e., January 1 following the applicable plan year) to receive matching and supplemental deferred compensation contributions. Deferrals and all Company contributions and earnings are 100% vested. For more information about the Deferred Compensation Plan, please refer to "Non-Qualified Deferred Compensation Plan" below.
Finally, some of our Named Executive Officers have accrued benefits under a tax-qualified defined benefit pension plan and a supplemental employees' retirement plan ("SERP"), both of which are now closed to new participants. The SERP generally provides benefits that the Company was unable to provide under the tax-qualified defined benefit pension plan due to federal tax law limits. See the discussion under the heading "Pension Benefits" for more information about the defined benefit pension plan and the SERP.
Other Benefits
Our Named Executive Officers are eligible to participate in the benefit plans that are generally available to our employees, which include health, dental, life insurance, vision and disability plans. The Company provides relatively few perquisites, consisting primarily of a vehicle allowance, an annual physical examination, executive life insurance, employer matching contributions under our 401(k) plan and supplemental employer contributions under our Deferred Compensation Plan.
The Company also owns and operates a corporate aircraft that is used primarily for business travel by our senior leadership team and other members of management. From time to time, the corporate aircraft may be used for limited non-business purposes, subject to availability and prior approval by our President and Chief Executive Officer. In addition, spouses and guests of our senior leadership team and other members of management infrequently ride along when the corporate aircraft is already going to a specific destination for a business purpose. This use involves little or no incremental cost to the Company.
The Committee has authorized Mr. Keating to incur up to $100,000 per year of incremental cost in connection with the non-business use of the corporate aircraft. The aggregate incremental cost of such non-business use actually incurred by Mr. Keating and our other NEOs is included in the "All Other Compensation" column of the Summary Compensation Table set forth below. For purposes of the foregoing, the incremental cost of the non-business use of the corporate aircraft is determined based on the variable operating costs incurred by the Company in connection with such travel (and any related unoccupied positioning, or "deadhead," flights), which includes (i) landing, ramp, and parking fees and expenses; (ii) crew travel expenses; (iii) catering supplies and related expenses; (iv) aircraft fuel and oil expenses per hour of flight; (v) certain maintenance and repair expenses; and (vi) the cost of passenger ground transportation. Because the aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as the salaries of pilots and crew, the acquisition costs of the aircraft, and the costs of maintenance and upkeep.
Our named executive officers incur taxable income, calculated in accordance with the Standard Industry Fare Level ("SIFL") rates, for all non-business use of our corporate aircraft. We do not grant bonuses to cover, reimburse, or otherwise “gross up” any income tax owed for non-business travel on our corporate aircraft.

Employment and Change in Control Arrangements
The Company currently has employment agreements with Messrs. Keating and Starr and change in control agreements with each of our Named Executive Officers other than Messrs. Lariviere and Villani. Mr. Lariviere left the employ of the Company on August 26, 2019, in connection with the sale of the Company's former distribution business, and Mr. Villani is currently on garden leave and is expected to leave the employ of the Company on March 31, 2020. The terms and conditions of the employment and change in control agreements are described in more detail below and reflected in the Post-Termination Payments and Benefits Table.
The Committee approved the employment agreements with Messrs. Keating and Starr in order to encourage them to remain with the Company, discourage competitors from attempting to hire them and protect the Company in the event that either executive departs by strictly prohibiting the disclosure of confidential information, limiting the executive’s ability to compete with the Company after employment termination, requiring the signing of a release agreement before the payment of severance benefits and imposing reasonable post-employment cooperation obligations. The Committee believes the change in control agreements serve the interests of our Company and its shareholders by ensuring that, if a hostile or friendly change of control is ever under consideration, our executives will be able to advise our Board of Directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations.
The employment agreements and change in control agreements with Mr. Keating and with Mr. Starr provide the Company with a right to "claw back" compensation paid or received, or to be paid or received, by these officers relating to Incentive Compensation (as defined in the agreements) paid or awarded to the executives where there is a Mandatory Restatement (as defined in the agreements) of the Company’s financial statements that arises directly from the fraudulent or knowing, intentional misconduct of the officer. The Committee intends to establish a claw-back policy for all executive officers after the SEC issues final rules and the NYSE issues listing conditions for the recovery of incentive compensation as required under the Dodd-Frank Act.
Stock Ownership Guidelines
The Company maintains stock ownership guidelines for both non-employee directors and corporate management. The Board believes that directors and senior management should have a significant equity position in the Company and that these guidelines further the Board’s interest in encouraging a longer-term focus in managing the Company. See "Information about the Board of Directors and Corporate Governance - Other Information about the Board’s Structure and Composition - Stock Ownership Guidelines" for further information regarding the stock ownership guidelines for non-employee directors.
The stock ownership guidelines for senior management require all covered executives to retain shares having a value equal to one-half of the net after-tax value of any equity award granted under the Company's equity-based compensation plans, until they achieve and continue to maintain the following stock ownership levels:

Position with the Company	Salary Multiple
President and CEO	3X
Participants in the LTIP	2X
All Other Corporate Vice Presidents and Designated Senior Executives	1X
The Committee reviews the stock ownership levels of executives subject to these guidelines on a quarterly basis, and the Corporate Governance Committee reviews the stock ownership levels of all non-employee directors.
When considering whether the guidelines have been achieved at any particular point in time, the value of a share of Company stock is the highest of (i) the closing price of a share of Company stock on the NYSE on the most recent trading day preceding the date of determination; (ii) the highest closing price of a share of Company stock on the NYSE on the last trading day of each of the last five years; or (iii) $39.54, which was the closing price of a share of Company stock on the NYSE on February 13, 2015, the trading day immediately preceding the date on which the Board most recently amended and restated the guidelines.
For purposes of determining compliance with the guidelines, shares owned directly by a covered person or by his or her spouse or minor children, shares held in trust for the benefit of the covered person or for the benefit of his or her spouse or minor children, and unvested time-based restricted share awards and restricted stock units are included in the calculation of shares owned, but unvested performance share awards and unexercised stock options are excluded.
Each person subject to the guidelines is expected to use good faith efforts to attain the applicable stock ownership amount within a reasonable period of time after becoming subject to the guidelines or becoming subject to a higher ownership multiple, and is expected to continuously own a sufficient number of shares to meet the applicable stock ownership amount once it has been attained. Until the applicable stock ownership amount has been achieved, and thereafter whenever the applicable stock ownership amount has not been met, each person subject to the guidelines is expected to retain at least 50% of the shares of Company stock acquired upon grant, exercise or vesting of equity awards (including long-term performance awards payable in shares) granted under any equity compensation plan or program maintained by the Company, net of any shares surrendered to pay taxes and/or exercise prices. All shares of Company stock acquired upon the vesting of any long-term performance awards payable in cash will be expected to be retained until the applicable stock ownership amount has been attained.
As of December 31, 2019, each Named Executive Officer still serving as an executive officer of the Company had achieved his targeted stock ownership amount, except for Mr. Barnhart who was first appointed to his position in 2018. Several other NEOs, including Mr. Keating, own Company stock well in excess of the prescribed amounts. Each non-employee director had also achieved his or her targeted stock ownership amount as of such date.
For more information about the stock holdings of our directors and Named Executive Officers, please see "Stock Ownership of Directors and Executive Officers" above.
Risk Assessment of Compensation Practices
During 2019, management, including the Company’s Internal Audit Department, reviewed existing incentive compensation programs in which executives, including those who are not Named Executive Officers, participate in order to confirm that such programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Incentive compensation programs exist at our corporate headquarters and at the business unit level, and no particular business carries a significant portion of the Company’s overall risk profile. Stock incentive awards are also available under the Company’s incentive compensation plans for executives recommended by senior management. These awards are determined based upon parameters developed by the Compensation Committee’s independent compensation consultant and all awards are reviewed and approved by the Compensation Committee. The cash incentive compensation program for corporate executives is subject to performance parameters and dollar limitations with supervisor recommendations reviewed and approved by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. Cash incentive programs at our Aerospace business tend to be discretionary in nature with review and approval of all recommendations by the division senior management as well as the President of the Aerospace Segment. On the basis of this review, management has concluded that the Company’s existing incentive programs applicable to executives, including those who are not Named Executive Officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.
Short Sales, Hedging and Pledging
The Company’s Insider Trading Policy expressly prohibits directors, executive officers and other designated employees who participate in the Company's financial reporting process or otherwise have access to information relating thereto from engaging in short-term or speculative transactions in Company securities, including, among others, (i) short sales of Company securities; (ii) publicly traded options, puts, calls or other similar derivative securities; (iii) hedging or similar monetization transactions, such as zero-cost collars and forward sale contracts; and (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Tax  Considerations
Section 162(m) of the Code ("Section 162(m)") generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to a company’s principal executive officer or other named executive officers (excluding the company’s principal financial officer, in the case of tax years commencing before 2018). However, in the case of tax years commencing before 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain "grandfathered" arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m).  While the Company’s shareholder approved incentive plans were previously structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exemption, that exemption will no longer be available (other than with respect to certain "grandfathered" arrangements as noted above).  While the Committee intended that certain incentive awards granted to our NEOs on or prior to November 2, 2017 be deductible as "performance-based compensation" and has assessed the possibility that certain awards will be grandfathered from the changes made by the Tax Cuts and Jobs Act, it cannot guarantee that result.  The Committee has taken the potential impact of the Tax Cuts and Jobs Act into consideration when granting incentive awards for 2019 and will do so when approving payout amounts for performance periods ending on December 31, 2019.  The Committee expects to continue to authorize compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.

Context of This Discussion
To the extent that the foregoing discussion contained future individual or Company performance targets and goals, they were disclosed solely to facilitate a better understanding of the Company’s executive compensation program. Such performance targets and goals should not be deemed to be statements of management's expectations or estimates of results or other guidance. We strongly encourage investors not to apply these statements in other contexts.
Compensation Committee Report
The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and concurs with its contents. Based on this review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A and incorporated in its annual report on Form 10-K for the year ended December 31, 2019.

Compensation Committee:

Jennifer M. Pollino, Chair
Brian E. Barents
E. Reeves Callaway III
George E. Minnich

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes, except to the extent that the Company specifically incorporates the report by reference therein.

SUMMARY COMPENSATION TABLE
The table, footnotes and narrative below describe the aggregate compensation earned by each of our Named Executive Officers for our 2019, 2018 and 2017 fiscal years. For information on the role of each component of our executive compensation program, please see the discussion within the "Compensation Discussion and Analysis" section of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Neal J. Keating Chairman, President & Chief Executive Officer	2019	$1,000,000	—	—	—	$2,100,000	$563,884	$280,066	$3,943,950
	2018	$1,000,000	—	—	—	$4,553,280	—	$283,085	$5,836,365
	2017	$992,000	—	—	—	$5,184,074	$245,909	$238,232	$6,660,215
Robert D. Starr Executive Vice President and Chief Financial Officer	2019	$494,285	—	—	—	$655,941	$66,329	$91,637	$1,308,192
	2018	$477,500	—	—	—	$1,107,374	—	$102,912	$1,687,786
	2017	$462,100	—	—	—	$1,121,062	$35,041	$96,472	$1,714,675
Richard R. Barnhart(6) Executive Vice President and President, Kaman Aerospace Group	2019	$469,773	—	—	—	$385,840	$5,475	$91,370	$952,458
	2018	$456,188	—	—	—	$1,313,571	—	$73,349	$1,843,108

Shawn G. Lisle Senior Vice President and General Counsel	2019	$409,241	—	—	—	$459,532	—	$68,355	$937,128
	2018	$395,363	—	—	—	$655,680	—	$72,742	$1,123,785
	2017	$375,250	—	—	—	$751,698	—	$67,423	$1,194,371
Gregory T. Troy Senior Vice President - Human Resources and Chief Human Resources Officer	2019	$373,267	—	—	—	$419,137	$30,684	$67,700	$890,788
	2018	$360,500	—	—	—	$554,246	—	$74,307	$989,053
	2017	$349,760	—	—	—	$636,599	$10,281	$64,212	$1,060,852
Alphonse J. Lariviere, Jr.(7) Former Executive Vice President and President, Kaman Industrial Technologies	2019	$280,850	$1,390,208	—	—	—	$100,888	$433,519	$2,205,465
	2018	$415,640	—	$118,674	$122,428	$1,179,558	—	$73,655	$1,909,955
	2017	$304,820	—	$78,454	$77,649	$103,312	$58,033	$55,602	$677,870
Paul M. Villani(8) Former Senior Vice President and Chief Information Officer	2019	$300,980	—	—	—	$334,356	$36,493	$368,046	$1,039,875

(1)
Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of restricted stock granted to our Named Executive Officers in accordance with FASB Accounting Standards Codification Topic 718 ("ASC 718"). For a discussion of valuation assumptions, see Note 22, Share-Based Arrangements, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)
Amounts shown in the Option Awards column reflect the aggregate grant date fair value of stock options granted to our Named Executive Officers in accordance with ASC 718. For a discussion of valuation assumptions, see Note 22, Share-Based Arrangements, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)
Amounts for 2019 represent annual cash incentive awards earned by the Named Executive Officers under our annual cash incentive plans, which are discussed in the Compensation Discussion and Analysis, but do not reflect amounts that cannot yet be determined but which may become due under outstanding LTIP Awards for performance periods ended December 31, 2019. The Company will prepare and file a Current Report on Form 8-K disclosing the actual payouts in respect of these awards promptly after they are determined and approved by the Committee in June 2020. Amounts shown for 2018 have been adjusted to reflect the LTIP payouts approved in June 2019 in respect of LTIP awards for performance periods ended December 31, 2018. Similarly, amounts shown for 2017 have been adjusted to reflect the LTIP payouts approved in June 2018 in respect of LTIP awards for performance periods ended December 31, 2017. Our LTIP award program is discussed in more detail in the Compensation Discussion and Analysis.

(4)
Represents, to the extent applicable, the aggregate of (i) the total change in the present value of accrued benefits under our defined benefit pension plan and SERP, if applicable, from year to year, and (ii) above market or preferential earnings credited under the Company's non-qualified Deferred Compensation Plan. Only Messrs. Keating, Starr and Lariviere have accrued benefits under our defined benefit pension plan, and only Mr. Keating has accrued benefits under the SERP. All of these plans are discussed in more detail in the Compensation Discussion and Analysis.

(5)
The following table sets forth the amounts of other compensation, including perquisites, paid to, or on behalf of, named executive officers during 2019 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

	Mr. Keating	Mr. Starr	Mr. Barnhart	Mr. Lisle	Mr. Troy	Mr. Lariviere	Mr. Villani
Senior Executive Life Insurance	$8,698	$2,355	$4,596	$1,914	$6,281	$2,299	$1,707
401(k) Plan Matching Contribution	$14,000	$14,000	$14,000	$14,000	$14,000	$14,000	$11,260
Supplemental Deferred Compensation	$162,720	$48,610	$45,034	$31,967	$26,695	—	$16,259
Dividends on Restricted Stock	$12,000	$186	$1,280	—	—	$2,427	$610
Annual Physical & Wellness Incentive	—	—	—	—	$250	—	—
Vehicle Allowance	$33,420	$26,460	$26,460	$20,448	$20,448	$17,640	$20,448
Personal Use of Corporate Aircraft	$49,202	—	—	—	—	—	—
Accelerated Vesting of Equity(9)	—	—	—	—	—	$397,153	$5,721
Severance(10)	—	—	—	—	—	—	$312,015
Other	$26	$26	—	$26	$26	—	$26
Totals	$280,066	$91,637	$91,370	$68,355	$67,700	$433,519	$368,046

(6)	First became a Named Executive Officer in 2018. Compensation information for 2017 has been omitted pursuant to applicable SEC rules and regulations.

(7)
Executive officers generally receive cash-based LTIP Awards in lieu of stock and option awards. The stock and option awards shown for Mr. Lariviere relate to service periods preceding his appointment as an executive officer.

(8)	First became a Named Executive Officer in 2019. Compensation information for 2018 and 2017 has been omitted pursuant to applicable SEC rules and regulations.

(9)	Amounts shown for Messrs. Lariviere and Villani represent the value of accelerated vesting of outstanding equity awards in connection with the termination of their employment.

(10)	Amount shown for Mr. Villani represents the value of his severance accrued during 2019 that will be paid in 2020.
GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2019
The following grants were made during the 2019 fiscal year to our Named Executive Officers pursuant to the Company’s 2013 Management Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
N. Keating	2/18/2019(1)	—	$1,050,000	$2,100,000	—	—	—	—	—	—	—
	2/18/2019(2)	—	$3,000,000	$6,000,000	—	—	—	—	—	—	—
R. Starr	2/18/2019(1)	—	$327,971	$655,942	—	—	—	—	—	—	—
	2/18/2019(2)	—	$726,000	$1,452,000	—	—	—	—	—	—	—
R. Barnhart	2/18/2019(1)	—	$310,161	$620,322	—	—	—	—	—	—	—
	2/18/2019(2)	—	$693,563	$1,387,126	—	—	—	—	—	—	—
S. Lisle	2/18/2019(1)	—	$229,766	$459,532	—	—	—	—	—	—	—
	2/18/2019(2)	—	$420,761	$841,522	—	—	—	—	—	—	—
G. Troy	2/18/2019(1)	—	$209,569	$419,138	—	—	—	—	—	—	—
	2/18/2019(2)	—	$328,950	$657,900	—	—	—	—	—	—	—
A. Lariviere	2/18/2019(1)	—	$273,829	$547,658	—	—	—	—	—	—	—
	2/18/2019(2)	—	$631,912	$1,263,824	—	—	—	—	—	—	—
P. Villani	2/18/2019(1)	—	$167,178	$334,356	—	—	—	—	—	—	—
	2/18/2019(2)	—	$268,200	$536,400	—	—	—	—	—	—	—

(1)
Represents an annual cash incentive award granted under the 2013 Management Incentive Plan in respect of 2019 performance. Satisfaction or achievement of the underlying performance criteria, and the resulting award payouts, were determined in February 2020. The maximum value of any annual cash incentive award granted under the 2013 Management Incentive Plan in effect at the time of grant may not exceed $4,000,000.

(2)
Represents a cash-based long-term incentive award granted under the 2013 Management Incentive Plan for the 2019-2021 performance cycle. The maximum value of any long-term cash incentive award granted under the 2013 Management Incentive Plan in effect at the time of grant may not exceed $10,000,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2019 YEAR-END
The following table lists the outstanding stock options and stock awards at December 31, 2019, for each of our Named Executive Officers.

	Option Awards				Stock Awards
Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(2) ($)
Neal J. Keating	—	—	—	—	—		—	—	—
Robert D. Starr	6,310	—	$26.07	2/22/2020	—		—	—	—
	5,260	—	$31.78	2/21/2021	—		—	—	—
	5,220	—	$33.59	2/20/2022	—		—	—	—
	5,135	—	$36.29	2/18/2023	—		—	—	—
	15,470	—	$39.22	2/19/2024	—		—	—	—
Richard R. Barnhart	—	—	—	—	1,200	(3)(6)	$79,104	—	—
Shawn G. Lisle	3,620	—	$36.29	2/18/2023	—		—	—	—
Gregory T. Troy	—	—	—	—	—		—	—	—
Alphonse J. Lariviere, Jr.	—	—	—	—	—		—	—	—
Paul M. Villani	—	—	—	—	100	(4)(6)	$6,592	—	—
	—	—	—	—	600	(5)(6)	$39,552	—	—

(1)
Unless otherwise stated, options vest at the rate of 20% per year, beginning March 1 of the year following the grant date and have a term of 10 years. Vesting of these awards may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each Named Executive Officer and otherwise as provided in the equity plans under which the awards were granted. Please see the Post-Termination Payments and Benefits section.

(2)	Market value is calculated based on the closing price of the Company’s Common Stock on December 31, 2019 (the last business day of the year), which was $65.92.

(3)	Represents a time-based restricted share award granted on November 13, 2017.

(4)	Represents a time-based restricted share award granted on February 23, 2016.

(5)	Represents a time-based restricted share award granted on February 17, 2017.

(6)
Restrictions on all time-based restricted share awards lapse at the rate of 20% per year, beginning March 1 of the year following the grant date. Lapsing of restrictions may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each Named Executive Officer and otherwise as provided in the equity plans under which the awards were granted. Please see the Post-Termination Payments and Benefits section.

Option Exercises and Stock Vested in Fiscal Year 2019
The following table provides information about the value realized by our Named Executive Officers on the exercise of stock options and the lapse of restrictions with respect to restricted stock awards during the 2019 fiscal year.

	Option Awards			Stock Awards
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Exercise Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)	Vesting Date
Neal J. Keating	—	—	—	—	—	—
Robert D. Starr	—	—	—	928	$57,146	3/1/2019
Richard R. Barnhart	—	—	—	400	$25,540	11/13/2019
Shawn G. Lisle	—	—	—	—	—	—
Gregory T. Troy	—	—	—	—	—	—
Alphonse J. Lariviere, Jr.	—	—	—	340	$20,937	3/1/2019
	—	—	—	337	$20,752	3/1/2019
	—	—	—	354	$21,799	3/1/2019
	—	—	—	303	$18,659	3/1/2019
	—	—	—	380	$23,400	3/1/2019
	—	—	—	337	$18,916	8/26/2019
	—	—	—	708	$39,740	8/26/2019
	—	—	—	909	$51,022	8/26/2019
	—	—	—	1,520	$85,318	8/26/2019
	1,100	$29,453	9/16/2019	—	—	—
	2,264	$53,986	9/16/2019	—	—	—
	4,302	$101,206	9/16/2019	—	—	—
	8,755	$137,701	10/11/2019	—	—	—
	9,020	$69,931	11/1/2019	—	—	—
	11,500	$19,482	11/19/2019	—	—	—
Paul M. Villani	—	—	—	200	$12,316	3/1/2019
	—	—	—	50	$3,079	3/1/2019

(1)
These amounts differ from those shown in the Summary Compensation Table. The amounts shown in the Summary Compensation Table for stock options represent the aggregate grant date fair value of awards made during 2019 in accordance with ASC 718. The amounts identified above represent the value actually received for all options (including previously vested but unexercised options) exercised in 2019 measured as the difference between the fair market value of a share of our Common Stock on the day the option was exercised and the exercise price of the option.

(2)
These amounts differ from those shown in the Summary Compensation Table. The value of restricted stock awards included in the Summary Compensation Table represents the aggregate grant date fair value of awards made during 2019 valued in accordance with ASC 718. The amount shown above for restricted stock awards represents the actual value of the restricted stock awards on the date restrictions lapsed, determined based on the fair market value of a share of our Common Stock on that date.

Pension Benefits
The table below shows the present value of accumulated benefits payable to each of our named executive officers at age 65 and the number of years of service credited to each of them under the Kaman Corporation Employees’ Pension Plan, which we call the "pension plan," and the SERP as of December 31, 2019.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Neal J. Keating	Kaman Corporation Employees’ Pension Plan	8.4	$493,330	—
	SERP	8.4	$2,001,622	—
Robert D. Starr(3)	Kaman Corporation Employees’ Pension Plan	6.9	$279,323	—
	SERP	—	—	—
Richard R. Barnhart(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—
Shawn G. Lisle(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—
Gregory T. Troy(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—
Alphonse J. Lariviere, Jr. (3)	Kaman Corporation Employees’ Pension Plan	11.7	$583,295	—
	SERP	—	—	—
Paul M. Villani(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—

(1)
The pension plan was closed to new hires during 2010 and years of service credits for those already in the plan ceased to accrue as of December 31, 2015. Thus, the number of years of credited service reflected in the table do not correspond to the number of years that a named participant has been employed by the Company.

(2)
Represents the present value of accrued benefits under our pension plan and SERP based upon the following assumptions: (a) for the pension plan, that each executive is employed until retirement and his benefits commence at the earlier of normal retirement age (generally, age 65) or the earliest age at which an unreduced pension could be received (e.g., age 63 with 30 years of service) and (b) for the SERP, the change to interest rate methodology required under the Pension Protection Act of 2006 and elimination of pre-retirement mortality assumptions because SERP benefits are payable as a lump sum. Please see Note 17, Pension Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, for a description of material assumptions.

(3)	Messrs. Lariviere and Starr do not participate in the SERP because the pension plan was frozen prior to their appointments as executive officers.

(4)	Messrs. Barnhart, Lisle, Troy and Villani do not participate in the pension plan or the SERP because the pension plans were closed to new hires before they joined the Company.
The pension plan is a tax-qualified plan that provides benefits for full-time U.S. employees hired prior to June 1, 2009, at Kaman Industrial Technologies, and prior to March 1, 2010, at Kaman Corporation and other participating subsidiaries (with the exception of certain acquired companies that have not adopted the pension plan). Employees became participants upon their completion of certain hours of service requirements and became vested in their pension benefits generally upon attaining five years of continuous service, as defined by the pension plan. Normal retirement, as defined by the pension plan, is generally age 65, but employees may retire as early as age 55 with 5 years of service in accordance with pension plan provisions. The annual benefit under the pension plan is generally 60 percent of the average of the highest five years of "Covered Compensation" out of the final ten years of employment through December 31, 2010, less 50 percent of the primary social security benefit, reduced proportionately for years of service less than 30 years. At Kaman Corporation, the parent company, participants who joined the company prior to 2004, have 30 years of service, and have attained age 63, are permitted to retire with a pension benefit unreduced for early retirement. None of the Named Executive Officers is eligible for the unreduced pension. The pension plan limits the amount of pension benefits that may be provided to participants under this formula in accordance with certain limits under federal tax laws. To the extent these limits apply to certain executive officers, the Company provides an additional benefit under the SERP program. Except as provided below, our SERP program generally makes each participant whole for the benefits under the retirement formula described above that could not be provided under the pension plan due to these limits. Only salary and annual bonus amounts are treated as pensionable earnings on and after January 1, 2006. Benefits under the SERP are based on the highest five years of pensionable earnings over the last ten years through December 31, 2010, whether or not consecutive. The SERP has been amended to comply with the requirements of Section 409A of the Code.
The pension plan was closed to new hires on or after March 1, 2010. Existing employees at that time continue to participate in the pension plan subject to the following changes when calculating pension benefits: (i) changes in pay after 2010 are disregarded; (ii) compensation in the highest five years out of the last ten years of service prior to 2011 will be taken into account, whether or not consecutive; and (iii) a participant’s years of service as defined by the pension plan continued to count for accruing benefits under the pension plan through December 31, 2015. Corresponding changes were made to the SERP to assure consistency with the pension plan changes. These changes did not affect individuals who were already retired or had terminated employment and were vested in their pension benefit.
Non-Qualified Deferred Compensation Plan
The following table presents contribution, earnings and balance information under the Company’s Deferred Compensation Plan for our Named Executive Officers for 2019:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last FYE(5) ($)
Neal J. Keating(6)	$526,800	$162,720	$286,780	—	$3,910,589
Robert D. Starr	$153,220	$48,610	$47,058	—	$1,496,634
Richard R. Barnhart	$49,546	$45,034	$8,176	—	$147,899
Shawn G. Lisle	—	$31,967	$6,602	—	$225,702
Gregory T. Troy	$63,380	$26,695	$46,037	—	$527,735
Alphonse J. Lariviere, Jr.	$54,946	—	$5,404	—	$173,558
Paul M. Villani	$176,148	$16,259	$49,207	—	$494,991

(1)
Represents the aggregate of (i) the elective contribution, if any, of a portion of the NEO's base salary (which amount, if any, is also included in the 2019 "Salary" column of the Summary Compensation Table) and (ii) the elective contribution, if any, of a portion of the NEO's annual cash incentive award for 2019 (which amount, if any, is also included in the 2019 "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table).

(2)
Represents the Company contribution to each NEO's Deferred Compensation Plan account in respect of each NEO's 2019 compensation even though such amounts were not credited until 2020 (which amounts are also included in the 2019 "All Other Compensation" column of the Summary Compensation Table).

(3)
Represents the aggregate earnings on each NEO's Deferred Compensation Plan account balance during 2019. To the extent that the aggregate earnings of any particular NEO during 2019 exceeded the investment performance that would have been attained had his entire account been credited with interest at the Interest Crediting Rate for 2019, the excess has been reported in the 2019 "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table.

(4)	Represents the aggregate withdrawals or distributions from the Deferred Compensation Plan to each NEO during 2019.

(5)
Represents the aggregate year-end balances of each NEO under the Deferred Compensation Plan as of the end of 2019 plus Company contributions in respect of 2019 compensation that were not credited until 2020. Except for aggregate earnings on account balances that did not exceed the Interest Crediting Rate, the amounts shown in this column were previously reported in the Summary Compensation Table as "Salary," "Non-Equity Incentive Plan Compensation," "Change in Pension Value and Nonqualified Deferred Compensation Earnings" and "All other Compensation," as described above.

(6)
In addition to the amounts shown in the table, Mr. Keating has outstanding Restricted Stock Units covering 15,000 shares of Common Stock granted under the 2013 Management Incentive Plan that vested on October 13, 2017, but will not be settled until the later of six months and one day following his separation from service from the Company and January 2nd of the year following such separation from service. The Restricted Stock Units had an aggregate year-end value of $988,800 based on the closing price of the Company's Common Stock on the NYSE on December 31, 2019, which was $65.92.

The Deferred Compensation Plan is a non-qualified, unfunded plan that provides certain designated executives, including the Company’s Named Executive Officers, the opportunity to defer up to 50% of their base salaries and 100% of their annual cash incentive awards for each calendar year. The plan also provides for the Company to make a supplemental deferred compensation contribution to each participant’s account in an amount equal to 10% of the participant’s eligible earnings that exceed the compensation limit established annually by the Internal Revenue Service.
Until July 11, 2016, the deferred compensation account balances of all participants were credited with interest based on an annual interest rate equal to 120% of the Applicable Federal Long-Term Rate in effect for the month of October immediately preceding the beginning of each applicable plan year (the "Interest Crediting Rate"). For the 2019 plan year, the Interest Crediting Rate was 3.53%. Effective as of July 1, 2016, the plan was amended to make available to participants various market-based investment crediting options for the deemed investment of up to 50% of their then-existing account balances as of July 11, 2016 and 100% of their own deferral contributions after July 11, 2016. All supplemental deferred compensation contributions made by the Company will continue to be credited with interest based on the annual Interest Crediting Rate in effect from time-to-time.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information as of December 31, 2019, concerning Common Stock issuable under the Company’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2003 Stock Incentive Plan	86,669	$31.98	—
2013 Management Incentive Plan	649,695	$52.03	2,199,160
Employees Stock Purchase Plan	—	—	551,112
Equity compensation plans not approved by security holders	—	—	—
Total	736,364	$49.67	2,750,272

POST-TERMINATION PAYMENTS AND BENEFITS
The Company has committed to provide additional compensation to certain of our Named Executive Officers in the event of a termination of employment under specified circumstances, including in connection with a change in control of the Company. These commitments and an estimate of the additional compensation that each of our Named Executive Officers would have received if a qualifying termination of employment had occurred on December 31, 2019, are set forth below.
Employment Agreements
We currently have employment agreements with Messrs. Keating and Starr. Other than as noted below, the terms and conditions triggering payments under the employment agreements are substantially similar and entitle the executives to receive the compensation and benefits described below under the circumstances indicated.
Payment of Accrued Amounts. Regardless of the manner in which the employment of any Named Executive Officer (including a Named Executive Officer not party to an employment agreement) terminates, he is entitled to receive amounts previously earned during the term of his employment (which amounts are referred to in this discussion as "Accrued Amounts"). Such Accrued Amounts include, but are not limited to, (i) unpaid base salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus or other short-term and long-term incentive compensation (cash or equity) earned with respect to any completed fiscal year; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments and benefits to which the executive may be entitled under the terms of any applicable compensation arrangement or benefit program of the Company, including any applicable pension, retirement and insurance benefits. For more information about the retirement and other benefits to which the Named Executive Officers are entitled, please refer to the discussion set forth under the captions, "Outstanding Equity Awards at 2019 Fiscal Year-End" and "Retirement Benefits" within the Summary Compensation Table section of this Proxy Statement. See also, "Pension Benefits" and "Non-Qualified Deferred Compensation Plan" within the Compensation Discussion and Analysis section.
Termination by the Company for Cause or by the Executive without Good Reason. In the event that an executive’s employment is terminated by the Company for "Cause" (other than a termination due to death or disability) or by the executive without "Good Reason," the employment agreements generally provide that the executive will be entitled to receive only the Accrued Amounts identified above.
For purposes of the employment agreements, the term "Cause" is defined to mean and include (i) the conviction of, or a plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Board, acting in good faith, that the executive has (A) willfully and continuously failed to substantially perform his duties; (B) engaged in illegal conduct, an act of dishonesty or gross misconduct, in each case which is in the course of the executive’s employment and materially injurious to the Company; (C) willfully violated a material requirement of the Company’s Code of Conduct or the executive’s fiduciary duty to the Company; or (D) in the case of the Chief Executive Officer, violated his covenant to the Company that he is not bound to any agreement that would, among other things, limit his performance with the Company.
For purposes of the employment agreements, the term "Good Reason" is defined to mean any one of the following events, if it occurs without the executive’s consent after providing the Company notice and an opportunity to cure: (i) the removal of the executive from his position with the Company (other than for Cause); (ii) a reduction in the base salary or annual target bonus opportunity of the executive; (iii) a failure to pay the executive’s compensation or benefits in accordance with the terms of the employment agreement; (iv) the relocation of the executive’s principal place of employment by more than 50 miles; (v) the assignment of duties that are materially inconsistent with the executive’s position; or (vi) no longer being a direct report to the Chief Executive Officer of the Company (for executives other than the Chief Executive Officer).
Termination by the Company without Cause or by the Executive for Good Reason. In the event that an executive’s employment is terminated by the Company without Cause (as defined above) or by the executive for Good Reason (as defined above), the employment agreements generally provide that the executive will be entitled to receive the following benefits (in addition to the Accrued Amounts):

•
a pro-rata portion of the executive’s annual bonus for the performance year in which the termination occurs, based upon actual financial performance and payable at the time that annual bonuses are paid to other senior executives of the Company;

•
an immediate lump-sum payment equal to two times the sum of the executive’s then-current base salary and most recent annual bonus paid to, or earned by, the executive, subject to a reduction as set forth in the employment agreements if termination of employment occurs within two years of the executive’s retirement eligibility date;

•
a pro-rata payment in cash for each outstanding LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;

•
continued participation in all medical, dental and vision plans which cover the executive and the executive’s eligible dependents for up to 24 months with the executive continuing to make his share of premium payments, subject to offset due to future employment;

•	full vesting of all outstanding equity awards; and

•
for Mr. Starr, continued payment of life insurance premiums until the earlier of 24 months following employment termination or attainment of age 65 (but in no event later than the executive’s retirement eligibility date) and for Mr. Keating, continued payment of life insurance premiums for the remainder of his life.

Termination Due to Retirement. In the event that an executive retires from the employ of the Company on or after his retirement eligibility date, the employment agreements generally provide that the executive will be entitled to receive the following benefits (in addition to the Accrued Amounts):

•
a pro-rata portion of the executive’s annual bonus for the performance year in which the executive’s retirement occurs, based upon actual financial performance and payable at the time that annual bonuses are paid to other senior executives of the Company;

•
a pro-rata payment in cash of each outstanding LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;

•	full vesting of all outstanding equity awards; and

•	for Mr. Keating, continued payment of life insurance premiums for the remainder of his life provided that he retires at or after age 62.
An executive’s retirement eligibility date generally is the date on which an executive attains age 65 or such other age at or after age 62 as shall be approved by the Committee.
Termination Due to Disability or Death. In the event of the disability or death of an executive, the employment agreements generally provide that the executive (or his estate) will be entitled to receive the following benefits (in addition to the Accrued Amounts):

•
a pro-rata portion of the executive’s annual bonus for the performance year in which the termination occurs based upon target performance, payable at the time that annual bonuses are paid to other senior executives;

•
a pro-rata portion of payment in cash of each outstanding LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;

•	full vesting of all outstanding equity awards; and

•	benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.
For purposes of the employment agreements, a "disability" is considered to exist if the executive has been absent from fully performing his responsibilities due to physical or mental illness for a period of six consecutive months.
Change in Control Agreements
We currently have change in control agreements with each of our Named Executive Officers other than Mr. Lariviere, who left the employ of the Company on August 26, 2019, in connection with the sale of the Company's former Distribution business, and Mr. Villani who is currently on garden leave and is expected to leave the employ of the Company on March 31, 2020. Other than as noted below, the terms and conditions triggering payments under these agreements upon the termination of employment of each of our Named Executive Officers in connection with a change in control are substantially similar.
The change in control agreements generally provide that, if an executive’s employment is terminated by the Company without "Cause" (other than due to death or disability) or by the executive for "Good Reason" during the twenty-four month period immediately following a change in control (or during a potential change in control period), the executive will be entitled to receive the following severance benefits:

•
an immediate lump-sum cash payment equal to three times the executive’s base salary, in the case of Mr. Keating, and two times, in the case of the other Named Executive Officers, plus three times, in the case of Mr. Keating, and two times, in the case of the other Named Executive Officers, the executive's target annual bonus in effect immediately preceding the date of termination;

•	a pro-rata portion of the named executive officer’s target annual bonus for the performance year in which the termination occurs;

•
continued participation at the Company’s expense for 24 months in all medical, dental and accidental death and disability plans which cover the executive and the executive’s eligible dependents, subject to offset due to future employment;

•	full vesting of outstanding equity awards (at the target level of performance, where applicable);

•	a pro-rata payment in cash of each outstanding LTIP award for which the performance period has not been completed, based upon the target level of financial performance;

•
benefits under any post-retirement health care plans if the executive would have otherwise become eligible for those benefits by remaining employed through the second anniversary of the employment termination date, commencing on the later of the date that such coverage would have become first available and the date on which the executive’s post-employment participation in our benefit plans, as described above, terminates;

•
prepayment of premiums under any life insurance policy insuring the life of the executive in the case of Mr. Keating , which shall be payable, with interest, on the date that is six months and one business day after the executive’s termination of employment and, in the case of the other named executive officers, continued payment of remaining life insurance premium payments for which the Company shall establish an irrevocable grantor trust holding assets sufficient to pay such premiums; and

•
reimbursement for up to $30,000 (in the aggregate) for outplacement services until the earlier of the first anniversary of the date of termination or the first day of the executive’s employment with a new employer.

For purposes of the change in control agreements, a "change in control" is deemed to have occurred if: (i) a person unaffiliated with the Company acquires control of more than thirty-five percent of our voting securities; (ii) there is a change in more than fifty percent of our Directors over two consecutive years which is not Board-approved; (iii) a merger is effectuated with an unrelated entity that results in our shareholders owning fifty percent or less of the voting securities of the merged entity (or its parent company); or (iv) there is a sale of substantially all of the Company’s assets to an unrelated third party or shareholder approval of a plan of complete liquidation or dissolution of the Company. A change in control does not include any related party and management buyout transactions.
For purposes of the change in control agreements, "Cause" means that the Named Executive Officer’s employment is terminated due to any one of the following events: (i) the willful and continued failure to substantially perform his duties with the Company after notice from the Company, or (ii) the willful engaging in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.
For purposes of the change in control agreements, "Good Reason" means the occurrence (without the executive’s express written consent) after any change in control, or during a potential change in control period, of any one of the following acts or failures to act by the Company: (i) the assignment to the executive of any duties that are inconsistent with the executive’s status as an officer of the Company or a substantial diminution in the nature or status of the executive’s responsibilities from those in effect immediately prior to the change in control (or the commencement of the potential change in control period); (ii) a reduction in the executive’s then-current annual base salary; (iii) the relocation of the executive’s principal place of employment by more than 50 miles; (iv) the failure to pay to the executive any portion of his current or deferred compensation, within 30 days of the date such compensation is due; (v) the failure to continue in effect any compensation plan in which the executive participates immediately prior to the change in control (or the commencement of the potential change in control period) which is material to his total compensation without an equitable substitute; (vi) the failure to provide life insurance, health and accident, or disability benefits that are substantially similar to those in which the executive was participating immediately prior to the change in control (or the commencement of the potential change in control period); (vii) the failure to provide the executive with the number of paid vacation days to which he was entitled immediately prior to the change in control (or the commencement of the potential change in control period); (viii) any purported termination of the executive’s employment which is not effectuated in accordance with the employment termination procedures for cause set forth in the change in control agreement, or (ix) the failure of any successor to the Company to expressly assume and agree to perform the agreement in accordance with its terms prior to the effectiveness of any such succession. In no event will the executive have Good Reason to terminate employment under the change in control agreement due solely to a suspension of the executive’s position, job functions, authorities, duties and responsibilities while on paid administrative leave.
Equity Incentive Plans
The Company maintains equity incentive plans providing for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted shares, restricted stock units, performance share awards, other stock-based awards and cash-based awards to employees, non-employee Directors, and consultants in order to promote the long-term success of the Company. These were generally made under the 2003 Stock Incentive Plan (the "2003 Plan") prior to April 18, 2013, and thereafter under the 2013 Management Incentive Plan (the "2013 Plan").
The 2013 Plan provides that, in the event of a "change in control" of the Company (as defined in the 2013 Plan), unless otherwise set forth in an award agreement, the Committee may, but shall not be obligated to, do any one or more of the following, in each case without participant consent: (a) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award, (b) cancel awards for a cash payment equal to their fair value (as determined in the sole discretion of the Committee) which, in the case of options, shall be deemed to be equal to the excess, if any, of the consideration to be paid in connection with the change in control to holders of the same number of shares subject to such options (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options) over the aggregate exercise price, (c) provide for the issuance of replacement awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2013 Plan as determined by the Committee in its sole discretion, (d) terminate options without providing accelerated vesting, or (e) take any other action with respect to the awards the Committee deems appropriate.
The 2003 Plan provides that, unless otherwise set forth in an award agreement, upon the occurrence of a "change in control" (as defined in the 2003 Plan), all long-term performance awards shall be deemed fully vested and fully earned to the extent of 100% of the target value of each such award and shall be paid out in accordance with the terms and provisions of the Plan. The 2003 Plan also provides that, if a participant’s employment is terminated during the 36-month period following a change in control (other than by the Company for cause, by reason of death or disability or by the participant without good reason), then, and only then (i) the vesting periods of any and all incentive stock options, non-statutory stock options and stock appreciation rights granted and outstanding under the Plan shall immediately be accelerated; and (ii) the restrictions and/or conditions applicable to any and all restricted stock awards granted and outstanding under the Plan shall immediately lapse and be of no further force and effect.
Annual Cash Incentive Plans
The 2019 annual cash incentive award opportunities for all Named Executive Officers were made under the 2013 Plan, the change in control provisions of which are discussed above.
Annual cash incentive award opportunities for other officers and senior executives are made under the Cash Bonus Plan, which generally requires a participant to be employed for the full award year in order to be eligible to receive an award under the Plan. However, the Cash Bonus Plan expressly authorizes the Committee, in its sole and absolute discretion, to authorize the payment of a cash bonus award to any individual who has been employed for less than a full award year or to any individual who shall cease to be in the employ of the Company for any reason prior to the end of a particular award year, to the extent that the Committee determines the payment of such an award to be fair and equitable.
Coordination of Benefits
Executives shall not be entitled to receive duplicative severance benefits under the plans and agreements described above. If an executive’s employment with the Company is terminated under circumstances that would result in the payment of severance benefits under the executive’s change in control agreement, the severance benefits payable under the change in control agreement will be paid in lieu of any severance benefits that otherwise would be payable under the executive’s employment agreement. Moreover, the severance benefits specified in the employment and change in control agreements shall be paid in lieu of any similar benefits provided under the 2003 Plan, the 2013 Plan and the Cash Bonus Plan. Finally, an executive is entitled to severance benefits under his employment agreement or change in control agreement only after signing a general release, the form and content of which is specified in the change of control agreements.
Villani Retirement Agreement
Mr. Villani ceased to be Senior Vice President and Chief Information Officer of the Company, effective as of October 31, 2019 (the "Transition Date"), pursuant to the terms and provisions of a Garden Leave and General Release Agreement (the "Villani Retirement Agreement") entered into by and between the Company and Mr. Villani. The Villani Retirement Agreement provides, among other things, that Mr. Villani will remain in the employ of the Company until March 31, 2020 (the "Separation Date"). During the period commencing as of the Transition Date and continuing through the Separation Date, Mr. Villani will remain employed by Company on “Garden Leave,” during which time, Mr. Villani is not required to report to work or to perform any day-to-day duties for the Company. In exchange for a general release and certain other covenants (the "Employee Covenants"), the Villani Retirement Agreement further provides that Mr. Villani shall be entitled to certain compensation and benefits, including the following: (i) separation pay in the amount of $324,408, payable in twelve monthly installments commencing as of the Transition Date and continuing through October 31, 2020; (ii) continued eligibility to participate in or receive benefits under any employee benefit plan generally available to Company employees in accordance with the eligibility and other requirements of the plans; (iii) COBRA coverage commencing as of the Separation Date and continuing through October 31, 2020; (iv) continued eligibility for a full annual cash incentive award for the 2019 performance year, payable at the time and upon such terms that annual cash incentive awards are paid to other senior executives; (v) continued eligibility for participation in the Company's deferred compensation plan for the 2019 calendar year; (vi) continued eligibility for a full LTIP Award payout for the three-year performance period ending as of December 31, 2019 and a pro-rata LTIP Award payout for the three-year performance periods ending as of December 31, 2020; (vii) an additional payment of $22,500, representing reimbursement for future life insurance premiums, outplacement services and attorneys' fees. As further consideration for, and subject to Mr. Villani's full compliance with the Employee Covenants, the Company also agreed to accelerate the vesting of all unvested restricted stock awards and non-qualified stock options held by Mr. Villani as of the Transition Date. Certain of the payments and benefits described above were accrued during 2019 and are reflected in the "All Other Compensation" column of the Summary Compensation Table. The value of all such payments and benefits are shown in the Post-Termination Payments and Benefits Table below.
Assumptions Relating to Post-Termination Benefit Table
The Post-Termination Benefit Table set forth below summarizes, in tabular format, the estimated compensation that each of our current Named Executive Officers would have received if a qualifying termination of employment were to have occurred on December 31, 2019, under the circumstances indicated.
The following assumptions, which are believed to be reasonable in the aggregate, were used to generate the estimates set forth below. There can be no assurance, however, that an actual termination of employment would produce the same or similar results.

•	All Named Executive Officers are deemed to have terminated their employment with the Company effective as of December 31, 2019, under the circumstances indicated.

•
All Accrued Amounts are omitted from the table because they were earned by the Named Executive Officers without regard to the specified triggering events. Accrued Amounts include, among others, (i) amounts earned in respect of annual cash incentive and LTIP awards for the period ended December 31, 2019, (ii) the value of all stock options and restricted stock awards that were fully vested as of December 31, 2019, and (iii) amounts payable in respect of pension and other retirement benefits, including the SERP and the Deferred Compensation Plan, which were vested as of December 31, 2019. See "Coordination with Other Tables," below.

•
All amounts calculated with reference to the value of our Common Stock were calculated using the closing price of our stock on the NYSE on December 31, 2019 (the last trading day of the year), which was $65.92.

•
All unvested stock options and restricted stock awards are assumed to have vested in full as of December 31, 2019, with respect to a change in control, termination of employment without Cause by us or by the Named Executive Officer for Good Reason or due to retirement, death or disability. All unvested stock options that are assumed to have vested due to a change in control are valued based upon the difference between the closing price of our Common Stock on December 31, 2019 (the last trading day of the year), and the exercise price of the underlying stock option. All unvested restricted stock awards that are assumed to have vested due to a change in control are valued based upon the closing price of our Common Stock on December 31, 2019.

Coordination with Other Tables
The Post-Termination Benefit Table does not duplicate certain amounts disclosed elsewhere in this proxy statement or with respect to which the Named Executive Officers were vested on or before December 31, 2019, without regard to the triggering events specified in the table. These amounts include, among others, the following:

•	Stock options and restricted stock awards that vested on or before December 31, 2019;

•	Pension and SERP benefits, which are summarized in the Pension Benefits table;

•	Vested amounts payable under the Deferred Compensation Plan, which are summarized in the Non-Qualified Deferred Compensation Plan table; and

•	Unreimbursed business expenses.

POST-TERMINATION BENEFITS TABLE
Executive	Benefit	Termination Event
		Termination for Cause or without Good Reason	Termination without Cause or with Good Reason(1)	Termination without Cause or with Good Reason in Connection with a Change in Control (2)	Retirement	Disability	Death
Neal J. Keating	Cash Severance(3)	—	$3,814,400	$6,150,000	—	—	—
Chairman, President and Chief Executive Officer	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	$988,800	$988,800	$988,800	$988,800	$988,800
	LTIP Awards(6)	—	$2,997,263	$2,997,263	$2,997,263	$2,997,263	$2,997,263
	Health & Welfare(7)	—	$45,260	$45,260	—	—	—
	Life Insurance(8)	—	$614,344	$614,344	$614,344	$614,344	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	$8,460,067	$10,825,667	$4,600,407	$4,600,407	$3,986,063

Robert D. Starr	Cash Severance(3)	—	$1,552,768	$1,665,081	—	—	—
Executive Vice President and Chief Financial Officer	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	—	—	—	—	—
	LTIP Awards(6)	—	$712,349	$712,349	$712,349	$712,349	$712,349
	Health & Welfare(7)	—	$45,260	$45,260	—	—	—
	Life Insurance(8)	—	$6,344	$492,261	—	—	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	$2,316,721	$2,944,951	$712,349	$712,349	$712,349

Richard R. Barnhart	Cash Severance(3)	—	—	$1,574,664	—	—	—
Executive Vice President and President, Kaman Aerospace Group	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	—	$79,104	$79,104	$79,104	$79,104
	LTIP Awards(6)	—	—	$680,566	$680,566	$680,566	$680,566
	Health & Welfare(7)	—	—	$26,076	—	—	—
	Life Insurance(8)	—	—	$468,053	—	—	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	—	$2,858,463	$759,670	$759,670	$759,670

Shawn G. Lisle	Cash Severance(3)	—	—	$1,295,044	—	—	—
Senior Vice President and General Counsel	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	—	—	—	—	—
	LTIP Awards(6)	—	—	$412,877	$412,877	$412,877	$412,877
	Health & Welfare(7)	—	—	$45,260	—	—	—
	Life Insurance(8)	—	—	$410,217	—	—	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	—	$2,193,398	$412,877	$412,877	$412,877

Gregory T. Troy	Cash Severance(3)	—	—	$1,181,205	—	—	—
Senior Vice President - Human Resources and Chief Human Resources Officer	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	—	—	—	—	—
	LTIP Awards(6)	—	—	$322,655	$322,655	$322,655	$322,655
	Health & Welfare(7)	—	—	$31,340	—	—	—
	Life Insurance(8)	—	—	$511,953	—	—	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	—	$2,077,153	$322,655	$322,655	$322,655

POST-TERMINATION BENEFITS TABLE
Executive	Benefit	Termination Event
		Termination for Cause or without Good Reason	Termination without Cause or with Good Reason(1)	Termination without Cause or with Good Reason in Connection with a Change in Control (2)	Retirement	Disability	Death
Alphonse J. Lariviere(9)	Completion Bonus	—	$1,390,208	—	—	—	—
Former Executive Vice President and President, Kaman Industrial Technologies	Stock Options	—	$164,942	—	—	—	—
	Restricted Stock	—	$232,211	—	—	—	—
	LTIP Awards	—	$474,446	—	—	—	—
	Health & Welfare	—	—	—	—	—	—
	Life Insurance	—	—	—	—	—	—
	Outplacement Services	—	—	—	—	—	—
	Total	—	$2,261,807	—	—	—	—

Paul M. Villani(10)	Cash Severance and Auto Allowance	—	$270,340	—	—	—	—
Former Senior Vice President and Chief Information Officer	Stock Options	—	—	—	—	—	—
	Restricted Stock	—	$5,721	—	—	—	—
	LTIP Awards	—	$196,109	—
	Health & Welfare	—	$19,175	—	—	—	—
	Life Insurance	—	$10,000	—	—	—	—
	Outplacement and Legal Services	—	$12,500	—	—	—	—
	Total	—	$513,845	—	—	—	—

(1)
Reflects amounts due to each executive under his employment agreement, assuming the executive's employment is terminated by the Company without "Cause" or by the executive for "Good Reason," as such terms are defined in the employment agreements. Only Messrs. Keating and Starr have employment agreements.

(2)
Reflects amounts due to each executive under his change in control agreement, assuming the executive's employment is terminated during the "change in control" protection period other than (i) by the Company for "Cause," (ii) by reason of death or disability, or (iii) by the executive without "Good Reason," as such terms are defined in the change in control agreements. All Named Executive Officers have change in control agreements.

(3)
Reflects two times (or, for Mr. Keating, three times in the event of a change in control) 2019 base salary and the executive's target bonus opportunity for a termination in connection with a change in control (or the executive's prior year bonus for a termination not in connection with a change in control). There are no severance payments due upon retirement, death or disability. However, the Company will pay a pro-rata amount of any annual cash incentive award in the event of retirement, death or disability, to be paid when such awards are normally paid to other executives.

(4)
Reflects the value of unvested stock options that become fully vested upon a qualifying termination, calculated as the difference between the exercise price and $65.92, the closing price of the Company’s Common Stock on the NYSE on December 31, 2019 (the last trading day of the year). Amounts shown for Messrs. Barnhart, Lisle and Troy vest immediately only upon a change in control.

(5)
Reflects the value of unvested restricted stock awards that become fully vested upon a qualifying termination, calculated as $65.92 per share, the closing price of the Company’s Common Stock on the NYSE on December 31, 2019 (the last trading day of the year). Amounts shown for Messrs. Barnhart, Lisle and Troy vest immediately only upon a change in control.

(6)
Reflects a pro-rata payment in respect of outstanding LTIP awards with performance periods ending after December 31, 2019. The actual amount of the payment generally will be determined by multiplying the amount the participant would have received based upon target performance for the entire performance period by a fraction, the numerator of which is the number of days the participant remained employed with the corporation during such performance period and the denominator of which is the total number of days during the performance period.

(7)	Reflects the value of the Company’s share of premium payments to be made for medical and dental for 24 months, based on 2019 premiums for active employees with one dependent.

(8)
Reflects the value of regular annual premiums based on the 2019 rate, which will be paid for 24 months, except in the case of Mr. Keating who is entitled to have his premiums paid for his lifetime. The premium payment obligation accelerates upon a change in control for all NEOs; the estimated pre-payment for life insurance premium payments as of December 31, 2019, is illustrated in this chart assuming the RP-2012 generational blue collar lump sum mortality with projection scale MP-2019 and interest at 2.76%.

(9)
Mr. Lariviere left the employment of the Company effective as of August 26, 2019, in connection with the sale of the Company's former Distribution business. Amounts shown in the table represent amounts paid or accrued in connection with his termination of employment.

(10)
Mr. Villani ceased to be an executive officer effective as of October 31, 2019. Amounts shown in the table represent amounts paid or accrued pursuant to Mr. Villani's Garden Leave and General Release Agreement executed by and between the Company and Mr. Villani.

PAY RATIO DISCLOSURE
As required by the Dodd-Frank Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our President and Chief Executive Officer, Neal J. Keating, and the median of the annual total compensation of our employees for 2019 (our "2019 CEO Pay Ratio”). Our 2019 CEO Pay Ratio is a reasonable good faith estimate of the annual total compensation of our President and Chief Executive Officer to the median of the annual total compensation of our employees for 2019, calculated in a manner consistent with Item 402(u) of Regulation S-K.
Our 2019 CEO Pay Ratio was 44:1, based on the following:

•	the annual total compensation of Mr. Keating for 2019, as set forth in the Summary Compensation Table, was $3,943,950; and

•	the median of the annual total compensation of all of our employees (other than Mr. Keating), determined in accordance with Item 402(u) of Regulation S-K, was $89,577.
As noted above, Mr. Keating’s payout, if any, with respect to his outstanding LTIP Award for the 2017-2019 performance period (the "2017-2019 LTIP Award") was not definitively determinable as of the date of this proxy statement and was not included in the Summary Compensation Table, although we separately disclosed the amount currently accrued based on the preliminary data available as of January 31, 2020. See "Compensation Discussion and Analysis - 2019 Compensation for our NEOs - Long-Term Incentive Awards - Estimated 2018 LTIP Payouts." If this amount were included in the computation of Mr. Keating's total compensation for 2019, it would increase his annual total compensation to $9,411,054 and increase our 2019 CEO Pay Ratio to 105:1. THE COMPANY WILL PREPARE AND FILE A CURRENT REPORT ON FORM 8-K DISCLOSING THE ACTUAL PAYOUT IN RESPECT OF THE 2017-2019 LTIP AWARD AND AN UPDATED CEO PAY RATIO REFLECTING THE AMOUNT OF THE PAYOUT PROMPTLY AFTER IT IS DETERMINED AND APPROVED BY THE COMPENSATION COMMITTEE IN JUNE 2020.
Methodology for Determining Our "Median Employee"
For purposes of the foregoing CEO pay ratio disclosure, we were required to identify the "median employee” of our worldwide workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time) and then determine the annual total compensation that "median employee” earned during 2019. We first determined our "median employee” during 2017 for purposes of determining our CEO pay ratio for that year (our "2017 CEO Pay Ratio") by identifying the employee whose compensation was at the median of the compensation of our employee population (other than our CEO) for 2017. The applicable SEC rules require us to identify a "median employee" only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. The sale of our Distribution business in August 2019 resulted in the loss of more than 40% of our worldwide workforce, so we identified a new median employee as of October 1, 2019.
The methodology and the material assumptions and estimates that we used to identify our "median employee” during 2019 were as follows:
Employee Population. We determined that, as of October 1, 2019, the date we selected to identify the "median employee,” our employee population consisted of approximately 2,950 individuals working for Kaman Corporation and our consolidated subsidiaries, with approximately 65% of these individuals located in the United States and approximately 35% located outside the United States.
Compensation Measures Used to Identify the Median Employee. Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. For purposes of measuring the compensation of our employees to identify the "median employee,” we utilized base salary / wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) and allowances paid through October 1, 2019 as the relevant compensation measures. We also annualized the compensation of employees to cover the full calendar year and treated new hires as if they were hired at the beginning of the year, as permitted by applicable SEC rules and regulations. We did not make any cost-of-living adjustments.
Annual Total Compensation of the Median Employee
Using the median employee identified during 2019, we then identified and calculated the elements of that employee’s total annual compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. This resulted in total annual compensation in the amount of $89,577. This is the amount used to determine our 2019 CEO Pay Ratio discussed above.
The total compensation of the median employee calculated in connection with our 2019 CEO Pay Ratio is substantially higher than the two prior years primarily because the median employee is a participant in the Company's frozen defined benefit pension plan. Although all benefit accruals under the plan are frozen and will not change going forward, the actuarial year-over-year change in pension values will continue to fluctuate, reflecting annual changes in the underlying discount and mortality rates used to determine the values. During 2019, approximately $28,969 of the median employee's total compensation was attributable to the actuarial year-over-year change in pension value.
Annual Total Compensation of Chief Executive Officer
In accordance with the applicable rules and regulations of the SEC, the total annual compensation of Mr. Keating, was taken from the "Total” column for 2019 from the Summary Compensation Table included in this proxy statement. As noted above, however, this amount does not reflect amounts that cannot yet be determined but which may become due under Mr. Keating's outstanding 2017-2019 LTIP Award. The Company will prepare and file a Current Report on Form 8-K disclosing the actual payout in respect of this award and an updated CEO pay ratio reflecting the amount of the payout promptly after it is determined and approved by the Committee in June 2020.

PROPOSAL 2
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Background
As required by Section 14A of the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder and in accordance with the results of our 2017 shareholder advisory vote relating to the frequency of advisory votes on the compensation of our named executive officers, we are asking shareholders to vote on an advisory (non-binding) basis on the following resolution at the annual meeting:
RESOLVED: That the compensation paid to the Company's named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives and descriptions included in the Proxy Statement relating to the Company's 2020 Annual Meeting of Shareholders be, and hereby is, APPROVED.
This advisory vote, commonly known as a "say-on-pay" vote, gives shareholders the opportunity to express their views about the compensation we pay to our Named Executive Officers, as described in this Proxy Statement. Shareholders may vote "FOR" or "AGAINST" the resolution or abstain from voting. Before voting, all shareholders are urged to review the Compensation Discussion and Analysis, as well as the tabular and narrative disclosures that follow it. These sections describe the Company's compensation programs relating to our Named Executive Officers and the rationale behind the decisions made by the Compensation Committee.
The Board believes that the Company's executive compensation program effectively reflects the objectives described in the Compensation Discussion and Analysis and, therefore, recommends that shareholders vote "FOR" the resolution set forth above.
Because this vote is advisory (non-binding), neither the Company nor the Board is required to take action in response to the outcome of the vote on this Proposal. Shareholders can be assured, however, that the shareholder sentiment expressed by the vote will be considered by the Compensation Committee and the Board in crafting their approach to executive compensation matters.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" approval of the compensation paid to our Named Executive Officers.
Required Vote
In order to be approved by shareholders, the advisory vote on executive compensation requires that there be more votes cast "FOR" the proposal than "AGAINST" the proposal. Broker non-votes and abstentions are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the proposal and, therefore, will not affect the outcome of the voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY

Background
Pursuant to the Audit Committee Charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. On February 17, 2020, the Audit Committee reappointed PricewaterhouseCoopers LLP ("PwC") to serve as the Company's independent registered public accounting firm for the year ending December 31, 2020. PwC has been retained as the Company's independent registered public accounting firm continuously since 2013.
In order to assure continuing external auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Each year, the Audit Committee assesses the qualifications, performance and independence of the Company’s independent registered public accounting firm in accordance with regulatory requirements and guidelines. This includes a review of the firm’s internal quality control procedures, results of its most recent quality control reviews and steps taken to enhance the quality of its audits and issues raised by recent governmental investigations, if any. The Audit Committee also evaluates the firm’s ongoing independence, its audit strategy for the Company, the terms of its engagement and the firm’s capabilities and communications to the committee. Further, in conjunction with the mandated rotation of the external auditor’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of PwC’s new lead engagement partner.
Based on its most recent evaluation, the members of the Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company's independent registered public accounting firm is in the best interests of the Company and its shareholders. Although not legally required to do so, the Board historically has chosen to ask the Company’s shareholders to ratify the selection of the Company’s independent registered public accounting firm. In the event shareholders do not ratify the appointment, the Audit Committee may reconsider it. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
We expect that a representative of PwC will attend the annual meeting, and that such representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders. See "INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—Board Meetings and Committees–Audit Committee" for additional information pertaining to the Audit Committee, its activity during 2019 and related matters.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" ratification of the appointment of PwC as our independent registered public accounting firm for 2020.
Required Vote
In order to be approved by shareholders, the proposal to ratify the appointment of PwC requires that there be more votes cast "FOR" the proposal than "AGAINST" the proposal. Broker non-votes and abstentions are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the proposal and, therefore, will not affect the outcome of the voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

Principal Accounting Fees and Services
The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC. The following is a summary of the fees billed to the Company by PwC for professional services rendered for the years ended December 31, 2019 and 2018:

Fee Category	2019 Fees	2018 Fees
	(In Thousands)
Audit Fees	$2,749.0	$2,558.0
Audit-Related Fees	$2,125.0	$2,300.0
Tax Fees	$381.0	$102.3
Other Fees	$1.0	$1.0
Total Fees	$5,256.0	$4,961.3
Audit Fees relate to services rendered for the audit of the Company’s consolidated financial statements and audit of the effectiveness of internal controls over financial reporting for the periods ended December 31, 2019 and 2018; and review of the interim consolidated financial statements included in quarterly reports and services normally provided by PwC in connection with statutory and regulatory filings or engagements.
Audit-Related Fees for 2019 were primarily related to efforts in connection with the divestiture of the Distribution business and efforts in connection with corporate development costs, including acquisition and due diligence costs. The Audit-Related Fees in 2018 were primarily related to efforts in connection with corporate development activities including acquisition due diligence.
Tax Fees for 2019 and 2018 relate to tax planning services, including assistance with federal, state and international tax compliance, international tax planning and tax advice. The 2019 tax fees also included work relating to an R&D study.
Other Fees relate to accounting research software.
Audit Committee Preapproval Policy
The Audit Committee Charter provides that the Audit Committee shall preapprove all audit and non-audit services performed by the Company's independent auditor in order to assure that such services do not impair the auditor’s independence. In furtherance of the foregoing, the Audit Committee has adopted a preapproval policy setting forth the policies and procedures to be followed with respect to such preapprovals. Among other things, the preapproval policy provides that the Audit Committee shall approve in advance all services – both audit and permitted non-audit services – provided to the Company or any of its subsidiaries by the Company’s independent auditor. The policy also provides that the Audit Committee shall not engage the Company’s independent auditor to provide to the Company or any of its subsidiaries any non-audit services that are unlawful under Section 10A of the Exchange Act or that would impair the independence of the independent auditor under applicable rules and regulations promulgated by the SEC or the Public Company Accounting Oversight Board (the "PCAOB").
Whenever the Audit Committee is asked to preapprove any audit or non-audit services that are proposed to be performed by the Company's independent auditor, the policy provides that the Audit Committee shall be provided with (i) a written description (which may consist of or include a description furnished to the Company by the independent auditor) of the services to be provided in detail sufficient to enable the committee to make an informed decision with regard to each proposed service, and, to the extent determinable, an estimate provided by the independent auditor of the fees for each of the services; and (ii) confirmation of the independent auditor that it would not be unlawful under Section 10A of the Exchange Act for the independent auditor to provide the listed non-audit services to the Company or any of its subsidiaries and that none of the services, if provided by the independent auditor to the Company or any of its subsidiaries, would impair the independence of the auditor under applicable rules and regulations promulgated by the SEC or the PCAOB.
The Chairman of the Audit Committee has been granted the power and authority to approve, upon the receipt of the documentation referenced above and on a case-by-case basis, any audit or non-audit services giving rise to fees of $100,000 or less at any time other than at a meeting of the Audit Committee. The Chairman is required to report any audit or non-audit services so approved to the Audit Committee at its next regularly scheduled meeting.

Audit Committee Report
The directors named below constituted the Audit Committee of the Board on February 17, 2020, the date on which the actions referenced in this report were taken. We each serve for a term of one year and until our successors are elected and qualify. The Board has made an affirmative determination that each of us is independent under the NYSE and SEC rules applicable to audit committee members and otherwise in accordance with the Committee’s charter and our Corporate Governance Principles. Further, the Board has made an affirmative determination that in light of our respective backgrounds and experiences, we each meet the financial literacy requirements for service to the Audit Committee, and that Messrs. Kuechle, Minnich and Rabaut each possesses the qualifications necessary for service as an "audit committee financial expert," as that term is defined by applicable SEC regulations.
We oversee the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.
We reviewed and discussed with management and PwC the Company’s audited consolidated financial statements for the year ended December 31, 2019, the representations of management and PwC’s opinion regarding such statements, and the Company’s system of internal control over financial reporting as required by Section 404 of the Sarbanes Oxley Act. We discussed with the Company’s Chief Audit Executive and with PwC the overall scope and plan of their individual audits and reviewed the results of their examinations and the overall quality of the Company’s financial reporting. We also received from PwC a written report relative to matters required by the PCAOB and the SEC, and discussed the report with PwC and management. During 2019, we monitored the qualifications, performance, effectiveness and independence of PwC, the Company’s independent registered public accounting firm for such year. In that regard, we received from PwC, and discussed with it, the written report required by the applicable requirements of the PCAOB regarding PwC’s communications with us concerning PwC’s independence. Based upon these reviews and discussions and in reliance upon them, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
We also approved PwC as the Company's independent registered public accounting firm for 2020, which approval has been ratified by the Board and is being recommended for ratification by shareholders at the 2020 Annual Meeting of Shareholders.

Audit Committee Scott E. Kuechle, Chair Brian E. Barents George E. Minnich Thomas W. Rabaut

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING
Pursuant to SEC rules, proposals of shareholders intended to be included in the Company’s 2021 proxy materials and submitted for action at the 2021 Annual Meeting of Shareholders generally must be received by the Company at its corporate headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002 on or before October 31, 2020. Pursuant to SEC rules and the Company’s Bylaws, shareholders who wish to present a proposal at the 2021 Annual Meeting of Shareholders, when such proposal is not intended to be included in the Company’s proxy materials relating to that meeting, or submit a nomination for director, must give advance notice to the Company at its corporate headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002 on or before January 15, 2021, but no earlier than December 16, 2020, which is the period not less than 90 days, nor more than 120 days, prior to the first anniversary of the Company’s annual meeting of shareholders to be held on April 15, 2020. For proxy access nominees to be considered at the 2021 Annual Meeting of Shareholders, the nomination notice must be received at the Company's corporate headquarters on or before October 31, 2020, but no earlier than October 1, 2010, which is the period not less than 120 days, nor more than 150 days, prior to the first anniversary of the date this Proxy Statement was first mailed to shareholders. Please review the Company’s Bylaws which contain additional advance notice requirements, including with respect to advance notice of shareholder proposals and Director nominations. These requirements are briefly summarized on pages 11 and 12.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE 2020 ANNUAL MEETING. IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES. YOUR VOTE IS IMPORTANT!

Annex I

NATIONAL SURVEY DATA USED BY
INDEPENDENT COMPENSATION CONSULTANT
FOR 2017 MARKET REPORT

	Compensation Element
Surveys	Base Salary	Annual Bonus Target	Long-term Compensation Target	Approximate Number of Participants	Nature of Participants
AonHewitt — Executive Compensation Survey	X	X	X	654	Fortune 1000 Companies
Equilar — Executive Compensation Survey	X	X	X	3,000	Russell 3000 Companies

PEER GROUP COMPANIES
USED BY INDEPENDENT COMPENSATION CONSULTANT
FOR 2017 MARKET REPORT†

ISS Peer Group	Company Peer Group	Equilar Peer Group‡
A. Schulman, Inc.	A. Schulman, Inc.	AAR Corp.
AAR Corp.	AAR Corp.	Alliant Techsystems Inc.
Air Lease Corporation	Albany International Corp.	Applied Industrial Technologies, Inc.
Aircastle Limited	Alliant Techsystems Inc.	B/E Aerospace Inc.
Albany International Corp.	Applied Industrial Technologies, Inc.	Barnes Group, Inc.
Applied Industrial Technologies, Inc.	Barnes Group, Inc.	Curtiss-Wright Corporation
Barnes Group, Inc.	Callaway Golf Company	Esterline Technologies Corporation
Beacon Roofing Supply, Inc.	Curtiss Wright Corporation	GenCorp Inc.
Curtiss-Wright Corporation	Esterline Technologies Corporation	Hexcel Corporation
Ducommun Incorporated	H.B. Fuller Company	Moog Inc.
DXP Enterprises, Inc.	HEICO Corporation	Teledyne Technologies Incorporated
Esterline Technologies Corporation	Hexcel Corporation	Triumph Group, Inc.
Fastenal Company	Loral Space & Communications	TransDigm Group Incorporated
GATX Corporation	Moog Inc.	Wesco Aircraft Holdings, Inc.
H&E Equipment Services, Inc.	Nordson Corporation	Woodward, Inc.
H.B. Fuller Company	Plexus Corp.
HEICO Corporation	Stepan Company
Hexcel Corporation	Superior Industries International, Inc.
MSC Industrial Direct Co, Inc.	Teledyne Technologies Incorporated
Nordson Corporation	Triumph Group, Inc.
Stepan Company	Tupperware Brands Corporation
Teledyne Technologies Incorporated	Woodward, Inc.
Titan Machinery Inc.
Woodward, Inc.

†	Companies shown in blue were included in the Company Peer Group at the time of the 2017 Market Report.

‡	Equilar Peer Group is also utilized by Glass, Lewis & Co.

KAMAN VOTE

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Kaman Corporation 2020 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of two directors:

	For	Against	Abstain
01 - George E. Minnich	☐	☐	☐
02 - Thomas W. Rabaut	☐	☐	☐

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2020 Annual Meeting Admission Ticket

2020 Annual Meeting of Shareholders of Kaman Corporation
April 15, 2020, 9:00 A.M. EDT
Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut 06002

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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Kaman Corporation

Notice of 2020 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — April 15, 2020

Neal J. Keating, Robert D. Starr and Richard S. Smith, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2020 Annual Meeting of Shareholders of Kaman Corporation to be held on April 15, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the undersigned shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all director nominees and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.